STOCK PURCHASE AGREEMENT

among

Carefree Communities Intermediate Holdings, L.L.C.
Sun Communities, Inc.
and
Sun Communities Operating Limited Partnership

Dated as of March 22, 2016

Table of Contents
Page
ARTICLE I PURCHASE AND SALE                             1
Section 1.1    Purchase and Sale                             1
Section 1.2    Closing Payment; SUI Shares                     1
Section 1.3    The Closing                                 2
Section 1.4    Closing Deliveries by Buyer                         2
Section 1.5    Closing Deliveries by Seller                         2
Section 1.6    Determination of Estimated Purchase Price             3
Section 1.7    Purchase Price Adjustment                         3
Section 1.8    Withholding                                 5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER         5
Section 2.1    Organization of Seller                         5
Section 2.2    Authority                                 6
Section 2.3    No Conflict, Required Filings and Consents             6
Section 2.4    Organization of the Company and its Subsidiaries         7
Section 2.5    Organizational Documents                         7
Section 2.6    Capitalization                             7
Section 2.7    Permits and Compliance with Laws                 8
Section 2.8    Financial Statements; No Unknown Liabilities             9
Section 2.9    Absence of Certain Changes or Events                 10
Section 2.10    Absence of Litigation                         10
Section 2.11    Employee Benefit Plans                         10
Section 2.12    Labor and Employment Matters                     12
Section 2.13    Properties and Leases                         12
Section 2.14    Intellectual Property                             14
Section 2.15    Taxes                                     14
Section 2.16    Environmental Matters                         18
Section 2.17    Material Contracts                             18
Section 2.18    Insurance                                 20
Section 2.19    Transactions with Affiliates                         21
Section 2.20    Certain Payments                             21
Section 2.21    Accredited Investor                             21
Section 2.22    Brokers                                 22
Section 2.23    No Other Representations or Warranties                 22

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER         22
Section 3.1    Organization                                 22
Section 3.2    Authority                                 23
Section 3.3    No Conflict; Required Filings and Consents             23
Section 3.4    SEC Documents                             23
Section 3.5    Consolidated Financial Statements                     24

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Section 3.6    Capital Stock                                 25
Section 3.7    Absence of Litigation                         25
Section 3.8    Brokers                                 26
Section 3.9    Investment Intent                             26
Section 3.10    Financial Ability                             26
Section 3.11    Solvency                                 26
Section 3.12    Disclaimer                                 27
Section 3.13    No Other Representations or Warranties                 27

ARTICLE IV ADDITIONAL AGREEMENTS                         27
Section 4.1    Conduct of Business                             27
Section 4.2    Access to Information                         30
Section 4.3    Public Announcements                         31
Section 4.4    Tax Matters                                 31
Section 4.5    Transaction Costs and Expenses                     32
Section 4.6    Confidentiality                             32
Section 4.7    Employee Benefits                             33
Section 4.8    Resignations                                 33
Section 4.9    Termination of Affiliate Arrangements                 34
Section 4.10    Release                                 34
Section 4.11    Notice of Developments                         34
Section 4.12    Lender Consents                             34
Section 4.13    Financing                                 35
Section 4.14    Efforts                                     37
Section 4.15    Exclusivity                                 38
Section 4.16    Indemnification, Exculpation and Insurance             38

ARTICLE V CONDITIONS TO CLOSING                         39
Section 5.1    Conditions to the Obligations of Each Party             39
Section 5.2    Conditions to the Obligations of the Buyer             40
Section 5.3    Conditions to the Obligations of Seller                 41

ARTICLE VI TERMINATION                                 42
Section 6.1    Termination                                 42
Section 6.2    Effect of Termination                         43

ARTICLE VII GENERAL PROVISIONS                             43
Section 7.1    Non-Survival of Representations and Warranties             43
Section 7.2    Notices                                 43
Section 7.3    Certain Definitions                             44
Section 7.4    Severability                                 54
Section 7.5    Entire Agreement; Assignment                     54
Section 7.6    No Third Party Beneficiaries; No Recourse             54
Section 7.7    Specific Performance                         55
Section 7.8    Governing Law                             55

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Section 7.9    Submission to Jurisdiction                         55
Section 7.10    WAIVER OF JURY TRIAL                         56
Section 7.11    Headings                                 56
Section 7.12    Counterparts                                 56
Section 7.13    Further Assurances                             56
Section 7.14    Construction                                 56
Section 7.15    Amendment; Waiver                             56
Section 7.16    Time is of the Essence                         57
Section 7.17    Disclosure Schedules                             57
Section 7.18    Legal Representation                         57

Exhibit A    Form of Escrow Agreement
Exhibit B    Form of Registration Rights Agreement
Exhibit C    Form of Stock Power
Exhibit D    Form of Lock-Up Agreement
Exhibit E    Form of Termination of Employment Agreement
Exhibit F    Form of Non-Competition Agreement
Exhibit G    Form of Non-Imputation Affidavit
Exhibit H    Form of Opinion of Simpson Thacher & Bartlett LLP
Exhibit I    Form of Seller’s Officer’s Certificate
Exhibit J    Form of Opinion of Jaffe, Raitt, Heuer & Weiss, P.C.
Exhibit K    Form of Buyer’s Officer’s Certificate

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STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), made as of March 22, 2016, by and between Carefree Communities Intermediate Holdings, L.L.C. (“Seller”), Sun Communities Operating Limited Partnership (the “Buyer”) and Sun Communities, Inc. a Maryland corporation (“SUI”).
WHEREAS, Seller is the sole owner of all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”) of Carefree Communities Inc. (the “Company”).
WHEREAS, the Company owns one hundred percent (100%) of the ownership interests in the Holding Companies and Holding Companies own or lease, directly or indirectly through the Property Owner Subsidiaries, 103 manufactured home communities, park model communities and recreational vehicle communities.
WHEREAS, Seller desires to sell to the Buyer, and the Buyer desires to purchase from Seller, the Shares, on the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I

PURCHASE AND SALE
Section 1.1    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer will purchase and acquire from Seller, and Seller will sell, assign and transfer to the Buyer the Shares in exchange for the Purchase Price.
Section 1.2    Closing Payment; SUI Shares. At the Closing, the Buyer shall pay to (a) Seller, by wire transfer of immediately available funds, an amount equal to the Estimated Purchase Price less the Purchase Price Adjustment Escrow Amount and less the Stock Consideration Amount, and (b) the Escrow Agent, by wire transfer of immediately available funds, an amount equal to the Purchase Price Adjustment Escrow Amount, which will be held in an escrow account (the “Escrow Account”) pursuant to the provisions of the Escrow Agreement and used for purposes of any payments payable to Buyer and/or Seller pursuant to Section 1.7(e). At the Closing, SUI shall issue to Seller a number of shares of SUI’s common stock, par value $0.01 per share (the “SUI Shares”), which number will be the nearest whole number equal to the Stock Consideration Amount divided by an issuance price of $67.57 per share (subject to adjustment as provided below). If, during the period between the date of this Agreement and the Closing, any change in the outstanding shares of SUI common stock shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or other dividend of securities convertible into SUI common stock, or any record date for any such purpose shall be established, then the per share price of the SUI Shares shall be appropriately adjusted to fully reflect the effect of any such change. The “Estimated Purchase Price” means an amount equal to (i) the Base Purchase Price plus (ii) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Working Capital, minus (iii) the amount, if any, by which the Estimated Net Working Capital is less than the Target Working Capital, plus (iv) the amount of Estimated Cash, minus (v) the amount of Estimated Indebtedness, plus (vi) the amount of Estimated Due Diligence Report Expenses, minus (vii) the amount of Estimated Seller Transaction Expenses.
Section 1.3    The Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 10:00 a.m. New York time on June 9, 2016; provided if as of June 1, 2016 Lender Consents with respect to Existing Loans having an aggregate principal amount of more than $25,000,000 have not been received, the Buyer shall have the option of extending the date of the Closing to July 9, 2016 upon notice given to Seller no later than June 6, 2016, subject in each case to the satisfaction or waiver of the conditions set forth in Article V (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time or on such other date as the parties may mutually agree upon in writing (the date on which the Closing actually occurs, the “Closing Date”).
Section 1.4    Closing Deliveries by Buyer. At the Closing, the Buyer shall deliver the following to Seller:
(a)    the payments set forth in Section 1.2;
(b)    certificates or other customary instruments reasonably satisfactory to Seller to evidence the issuance and delivery of the SUI Shares;
(c)    a copy of the Escrow Agreement, duly executed by Buyer;
(d)    a copy of the Registration Rights Agreement, substantially in the form attached as Exhibit B, duly executed by SUI; and
(e)     the certificate referenced in Section 5.3(c).
Section 1.5    Closing Deliveries by Seller. At the Closing, Seller shall deliver the following to the Buyer:
(a)    an executed stock certificate evidencing the Shares accompanied by a stock power duly executed in blank, in the form attached as Exhibit C;
(b)    a copy of the Escrow Agreement, duly executed by Seller;
(c)    a copy of the Registration Rights Agreement, substantially in the form attached as Exhibit B, duly executed by Seller;

(d)    a copy of the Lock-Up Agreement, substantially in the form attached as Exhibit D, duly executed by Seller;
(e)    the certificate referenced in Section 5.2(c);
(f)    the resignations referenced in Section 4.8;
(g)    a termination of employment agreement and release, substantially in the form attached hereto as Exhibit E, signed by David Napp, Colleen Edwards, Rick Andreen and Dennis Martin;
(h)    a covenant not to compete substantially in the form attached hereto as Exhibit F signed by David Napp and Colleen Edwards; and
(i)    non-imputation affidavits with respect to the Properties, in the form attached hereto as Exhibit G, signed by an officer of the Company; and
(j)    a title affidavit with respect to the Properties executed by the Company in a form reasonably satisfactory to the Seller.
Section 1.6    Determination of Estimated Purchase Price. At least three (3) business days prior to the Closing Date, Seller will deliver to the Buyer a written statement (the “Estimated Closing Statement”) containing Seller’s good faith calculation of (i) the estimated Net Working Capital, as of 11:59 p.m., New York time, on the day immediately prior to the Closing Date (“Estimated Net Working Capital”), (ii) the estimated Cash of the Company and its Subsidiaries, as of 11:59 p.m., New York time, on the day immediately prior to the Closing Date (“Estimated Cash”), (iii) the estimated Indebtedness of the Company and its Subsidiaries, as of 11:59 p.m., New York time, on the day immediately prior to the Closing Date (“Estimated Indebtedness”), (iv) the estimated Due Diligence Report Expenses (“Estimated Due Diligence Report Expenses”) and (v) the estimated Seller Transaction Expenses (“Estimated Seller Transaction Expenses”). During the period after the delivery of the Estimated Closing Statement and prior to the Closing Date, the Buyer shall have an opportunity to review the Estimated Closing Statement and Seller shall cooperate with the Buyer in good faith to mutually agree upon the Estimated Closing Statement in the event the Buyer disputes any item proposed to be set forth on such statement; provided, however, that if Seller and the Buyer are not able to reach mutual agreement prior to the Closing Date, the Estimated Closing Statement provided by Seller to the Buyer, as modified to include any changes agreed to by Seller and Buyer, shall be binding for purposes of this Section 1.6.
Section 1.7    Purchase Price Adjustment.
(a)    As promptly as practicable and in any event within sixty (60) days after the Closing Date, the Buyer shall prepare and deliver to Seller a statement (the “Buyer’s Statement”) setting forth in reasonable detail its calculation of (i) the Net Working Capital, as of 11:59 p.m., New York time, on the day immediately prior to the Closing Date, (ii) the Cash of the Company and its Subsidiaries, as of 11:59 p.m., New York time, on the day immediately prior to the Closing Date, (iii) Indebtedness of the Company and its Subsidiaries, as of 11:59 p.m., New York time, on the day immediately prior to the Closing Date, (iv) the Due Diligence Report Expenses and (v) the Seller Transaction Expenses.
(b)    After delivery of the Buyer’s Statement, the Buyer shall give Seller and its Representatives and Affiliates reasonable access to review the work papers, schedules, memoranda and other documents prepared or reviewed by the Buyer and its Representatives in connection with the preparation of the Buyer’s Statement and allow them to make reasonable inquiries of its Representatives regarding questions concerning, or disagreements with, the Buyer’s Statement and the Buyer shall cause its Representatives to reasonably cooperate with and respond to such inquiries provided that such actions do not unreasonably interfere with the operations of the Buyer, the Company and its Subsidiaries. The Buyer shall, and shall cause the Company and its Subsidiaries and its Affiliates to, reasonably cooperate with Seller and its Representatives and Affiliates in the review of the Buyer’s Statement, including by providing reasonable access to the books, records and Representatives of the Buyer, the Company and its Subsidiaries and their respective Affiliates in connection therewith (subject, in the case of the Buyer’s auditors, to execution by Seller of such reasonable and customary acknowledgement or non-reliance letter as such auditors may request).
(c)    Within thirty (30) days after delivery of the Buyer’s Statement to Seller, Seller will advise the Buyer in writing whether it agrees with the Buyer’s Statement or whether Seller objects to it. If Seller disputes any amounts reflected on the Buyer’s Statement, it shall deliver to the Buyer a statement setting forth its objections thereto, setting forth, in reasonable detail, the basis for such dispute, the dollar amounts involved and Seller’s calculation of the Buyer’s Statement, within thirty (30) days of the Buyer’s delivery of the Buyer’s Statement to Seller (such written notice of objection, the “Objection Statement”). If an Objection Statement is not delivered to the Buyer within thirty (30) days after delivery of the Buyer’s Statement to Seller, the Buyer’s Statement shall be final, binding and non-appealable by the parties hereto. Seller and the Buyer shall negotiate in good faith to resolve any objections made by Seller, but if they do not reach a final resolution within fifteen (15) days after the delivery of the Objection Statement, either Seller or the Buyer may submit the issues remaining in dispute for final resolution to Deloitte & Touche LLP or if Deloitte & Touche LLP is unable to serve, to an independent certified public accounting firm of national reputation mutually agreed by the Buyer and Seller (the firm so determined, “Arbitrator”). Each party agrees to execute, if requested by the Arbitrator, a reasonable and customary engagement letter, including customary indemnities. The Arbitrator shall consider only those items and amounts which are identified in the Objection Statement and which the Buyer and Seller are unable to resolve. In resolving any item of dispute, the Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either the Buyer or Seller or less than the smallest value for such item claimed by either the Buyer or Seller. Seller and the Buyer shall use their commercially reasonable efforts to cause the Arbitrator to resolve all disagreements as soon as practicable and in any event within thirty (30) days after the submission of any dispute to the Arbitrator. The resolution of the dispute by the Arbitrator shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the

Arbitrator shall be borne by Seller and the Buyer based on the percentage which the portion of the contested amount not awarded to such party bears to the amount actually contested by such party, as finally determined by the Arbitrator.
(d)    The “Purchase Price” means an amount equal to (i) the Base Purchase Price plus (ii) the amount, if any, by which the Net Working Capital, as of 11:59 p.m., New York time, on the day immediately prior to the Closing Date, as finally determined pursuant to this Section 1.7, exceeds the Target Working Capital, minus (iii) the amount, if any, by which the Net Working Capital, as of 11:59 p.m., New York time, on the day immediately prior to the Closing Date, as finally determined pursuant to this Section 1.7, is less than the Target Working Capital, plus (iv) the amount of Cash of the Company and its Subsidiaries, as of 11:59 p.m., New York time, on the day immediately prior to the Closing Date, as finally determined pursuant to this Section 1.7, minus (v) the amount of Indebtedness of the Company and its Subsidiaries, as of 11:59 p.m., New York time, on the day immediately prior to the Closing Date, as finally determined pursuant to this Section 1.7, plus (vi) the amount of Due Diligence Report Expenses, as finally determined pursuant to this Section 1.7, minus (x) the amount of Seller Transaction Expenses, as finally determined pursuant to this Section 1.7.
(e)    No later than five (5) business days after the Purchase Price has been determined the following payments (if any) shall be made:
(i)    If the Purchase Price is greater than the Estimated Purchase Price, the Buyer shall pay the amount of such excess to Seller (and all funds in the Escrow Account shall be released to Seller).
(ii)    If the Estimated Purchase Price is greater than the Purchase Price, Buyer shall be paid the amount of such excess (the “PP Overpayment”) from the Escrow Account; provided, except as otherwise set forth in this Section 1.7(e)(ii), Buyer’s sole recourse with respect thereto shall be the Purchase Price Adjustment Escrow Amount held by the Escrow Agent (and any remaining funds in the Escrow Account (if any) following such payment to Buyer shall be released to Seller); provided, further, if the PP Overpayment exceeds the Purchase Price Adjustment Escrow (such excess, the “Escrow Deficiency”) and the Estimated Cash exceeds the amount of Cash of the Company and its Subsidiaries, as of 11:59 p.m., New York time, on the day immediately prior to the Closing Date, as finally determined pursuant to this Section 1.7 (such excess, the “Cash Deficiency”), Seller shall pay an amount to Buyer equal to the lesser of the Cash Deficiency and the Escrow Deficiency .
(iii)    If the Purchase Price is equal to the Estimated Purchase Price, no adjustment payment shall be made (and all funds in the Escrow Account shall be released to Seller).
Any payment to be made pursuant to this Section 1.7(e) shall be made by wire transfer of immediately available funds to an account (or accounts) specified in writing by Seller or the Buyer, as applicable. Buyer and Seller hereby agree to deliver joint written instructions to the

Escrow Agent to deliver promptly from the Escrow Account all funds to be delivered in accordance with this Section 1.7(e).
Section 1.8    Withholding. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any Tax Laws. If the Buyer so withholds (or causes to be withheld) any such amounts and pays over such amounts as required by Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Buyer made such deduction and withholding.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to the Buyer as follows:

Section 2.1    Organization of Seller. Seller is duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization and has all requisite limited liability company power and authority and all necessary governmental approvals to own, lease, franchise, manage and operate its properties, rights and assets and to carry on its business as it is now being conducted. Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties, rights and assets owned, leased, franchised, managed or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, (a) reasonably be expected to prevent or materially delay Seller from performing its obligations under, and consummating the transactions contemplated by, this Agreement or (b) reasonably be expected to have a Material Adverse Effect.
Section 2.2    Authority. Seller has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement, the sale of the Shares and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other actions on the part Seller or its sole member are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.
Section 2.3    No Conflict, Required Filings and Consents.

(f)    Except as set forth in Section 2.3(a) of the Disclosure Schedules, the execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) conflict with or violate any of the provisions of the Organizational Documents of Seller, the Company or its Subsidiaries, (ii) conflict with or violate any statute, law (including common law), ordinance, regulation, rule or code (“Law”) applicable to Seller, the Company or its Subsidiaries or by which any property, right or asset of Seller, the Company or its Subsidiaries is bound or affected, (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent under, give to others any right of termination, amendment, acceleration or cancellation of or result in the creation of a Lien (other than a Permitted Lien) on the Shares or any property, right or asset of the Company or its Subsidiaries, under any contract, agreement, lease, note, bond, mortgage, indenture or other binding commitment (each, a “Contract”) to which the Company or its Subsidiaries is a party or by which the Shares, Seller, the Company or its Subsidiaries, or any property, right or asset of Seller, the Company or its Subsidiaries is bound, except, with respect to clauses (ii) and (iii), for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, (a) prevent or materially delay Seller from performing its obligations under, and consummating the transactions contemplated by, this Agreement or (b) reasonably be expected to have a Material Adverse Effect.
(g)    The execution and delivery by Seller of this Agreement and the performance of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (each, a “Governmental Authority”).
Section 2.4    Organization of the Company and its Subsidiaries.
(j)    Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization and has all requisite power and authority and all necessary governmental approvals to own, lease, franchise, manage and operate its properties, rights and assets and to carry on its business as it is now being conducted. Each of the Company and the Subsidiaries is duly qualified or licensed as a foreign limited liability company, corporation or partnership, as applicable, to do business, and is in good standing, in each jurisdiction where the character of the properties, rights and assets owned, leased, franchised, managed or operated by it or the nature of its business makes such qualification or licensing necessary except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, (a) prevent or materially delay Seller from performing its obligations under, and consummating the transactions contemplated by, this Agreement or (b) reasonably be expected to have a Material Adverse Effect.

(k)    A true and complete list of all of the Company’s Subsidiaries, together with, the jurisdiction of organization of each Subsidiary and the percentage of the outstanding equity of each Subsidiary owned by the Company and each other Subsidiary and any other Person, is set forth in Section 2.4(b) of the Disclosure Schedules. Except for interests in the Subsidiaries set forth in Section 2.4(b) of the Disclosure Schedules, neither the Company nor any Subsidiary owns, directly or indirectly, any general or limited partnership interests, limited liability company interests, shares of capital stock or other equity interest in any Person.
Section 2.5    Organizational Documents. Seller has made available to the Buyer prior to the date hereof true and complete copies of the operating agreements and certificates of formation, the certificates of limited partnership and limited partnership agreements, or the certificate of incorporation and bylaws, as applicable, and in each case, all material amendments thereto, of the Company and each Subsidiary (collectively, the “Organizational Documents”). All Organizational Documents are in full force and effect. Neither the Company nor any Subsidiary is in material violation of any of the Organizational Documents.
Section 2.6    Capitalization.
(f)    The Shares constitute all of the issued and outstanding capital stock of the Company, other than 125 shares of 12.5% Series A Cumulative Non-Voting Preferred Stock. Seller is the record and beneficial owner of, and has good, valid and marketable title to, all of the Shares, free and clear of all Liens or any other restrictions on transfer (other than any restrictions on transfer under the Securities Act and any securities Laws). The Shares are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive (or similar) rights.
(g)    Except as set forth in Section 2.6(b) of the Disclosure Schedules, there are no (i) options, warrants or other rights to acquire from the Company or any Subsidiary, or obligations of the Company or any Subsidiary to issue or sell, any equity interest, capital stock or other securities of or interests in, the Company or any Subsidiary or (ii) securities or obligation convertible, exchangeable or exercisable for any equity interest, capital stock or other voting securities of the Company or any Subsidiary.
(h)    Except as set forth in the Organizational Documents, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem, exchange or otherwise acquire any equity interest, capital stock or other securities of or interests in, the Company or any Subsidiary. Except for the Organizational Documents, neither the Company nor any Subsidiary is a party to any stockholders’ agreement (or the equivalent), voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary.
(i)    Each share of capital stock of, or other equity interest in, each Subsidiary is duly authorized, validly issued, fully paid and non-assessable and was issued free of preemptive (or similar) rights and each such interest or share is owned by the

Company or another Subsidiary free and clear of all Liens (other than any restrictions on transfer under the Securities Act and any securities Laws).
Section 2.7    Permits and Compliance with Laws.
(a)    The Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease, franchise, manage and operate its Properties, assets and rights and to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of the Company or any of its Subsidiaries to carry on its business as it now being conducted. No suspension, cancellation, revocation or adverse modification of any Company Permit is pending or, to the knowledge of Seller, has been threatened in writing, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of the Company or any of its Subsidiaries to carry on its business as it now being conducted. Except as set forth in Section 2.7(a) of the Disclosure Schedules, for any Property that has a private water or sanitary sewer system for which the Property Owner Subsidiary separately charges for such water or sanitary sewer service, and for any Property that has public water or sanitary sewer service for which the Property Owner Subsidiary separately charges for such public water or sanitary sewer service, to the knowledge of Seller, each Property Owner Subsidiary has complied in all material respects with all applicable Laws governing the amount and method for separately charging for such water and/or sewer service.
(b)    The Company and each Subsidiary is, and since June 27, 2013 has been, in compliance with, (i) each Law applicable to such entity or by which any property or asset of such entity is bound or affected, and (ii) each Contract and Company Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound, except, with respect to clauses (i) and (ii), for any conflicts, defaults, breaches or violations of such Laws, Contracts or Company Permits that would not, individually or in the aggregate, have a material adverse effect on any Property or reasonably be expected to have a material impact on the ability of the Company or any of its Subsidiaries to continue carry on its business as it now being conducted.
Section 2.8    Financial Statements; No Unknown Liabilities.
(a)    Seller has furnished the Buyer with true and correct copies of (i) the audited financial statements consisting of the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2014 and December 31, 2013 and the related audited consolidated statements of comprehensive loss, members’ capital and cash flows for the years then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its

Subsidiaries as of December 31, 2015 and the related unaudited consolidated statement of comprehensive loss for the period then ended (together with the Audited Financial Statements, the “Financial Statements”).
(b)    Except as set forth Section 2.8(b) of the Disclosure Schedules, the Financial Statements (A) have been prepared based on the separate books and records of the Company and its Subsidiaries, (B) have been prepared in accordance with GAAP consistently applied (subject, in the case of unaudited statements, to normal year-end adjustments which will not be material in nature or amount to the Company and the Subsidiaries) and (C) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and the Subsidiaries for the periods indicated.
(c)    Except as set forth Section 2.8(c) of the Disclosure Schedules or on the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2015 (such date, the “Balance Sheet Date”) included in the Financial Statements, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be recorded on or reflected in the consolidated financial statements of the Company and its Subsidiaries, except for liabilities and obligations (i) incurred pursuant to this Agreement, or (ii) incurred since the Balance Sheet Date in the ordinary course of business and in a manner consistent with past practice. Neither the Company nor any Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose vehicle or other “off-balance sheet arrangements”).
(d)    There is no outstanding Indebtedness of the Company or any of its Subsidiaries, other than the Indebtedness set forth in Section 2.8(d) of the Disclosure Schedules. Seller has made available to the Buyer true and correct copies of the Existing Loan Documents. The outstanding principal amount of each such Existing Loan as of the date hereof is set forth in Section 2.8(d) of the Disclosure Schedules. All interest and other amounts that are currently due and payable on such Existing Loans have been paid in full, and Seller has not received any written notice of default, alleged default or acceleration from any Existing Lender Party. Except as set forth in Section 2.8(d) of the Disclosure Schedules, neither the Company nor any of the Subsidiaries is in default of any of its material obligations with respect to the Existing Loans.
Section 2.9    Absence of Certain Changes or Events. From the Balance Sheet Date to the date of this Agreement, there has not been any event, circumstance, change, or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect. From the Balance Sheet Date to the date of this Agreement, except in connection with the negotiation and execution of this Agreement, the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business and in a manner consistent with past practice in all material respects.

Section 2.10    Absence of Litigation. Except as described in Section 2.10 of the Disclosure Schedules and except for evictions, collections and repossessions in the ordinary course of business, no litigation, arbitration, suit, claim, action, order, decree, proceeding, hearing, petition, investigation, grievance or complaint before any Governmental Authority or arbitrator (an “Action”) is pending or, to the knowledge of Seller, has been threatened in writing against Seller, the Company or any Subsidiary. Except as set forth in Section 2.10 of the Disclosure Schedules, none of Seller, the Company, the Company’s Subsidiaries or any of their respective assets or properties is subject to any outstanding order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority (each, a “Governmental Order”) (nor, to the knowledge of Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority), other than judgments held by the Company or its Subsidiaries relating to evictions, collections or repossessions.
Section 2.11    Employee Benefit Plans.
(a)    Section 2.11(a) of the Disclosure Schedules lists all material “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all other material bonus, equity compensation, incentive compensation, deferred compensation, pension, retirement, savings, stock option, stock purchase, phantom stock, stock appreciation, health, welfare, medical, dental, disability, life insurance, retiree medical or life insurance, supplemental retirement, change in control, employee benefit, fringe benefit, collective bargaining, employment, employee loan, retention, termination or severance and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries or under which any current or former employee or independent contractor of the Company or any Subsidiary has any present or future right to benefits, other than benefit plans established pursuant to statute (“Company Plans”).
(b)    Seller has made available to the Buyer prior to the date hereof a current, true and complete copy of each Company Plan and has made available to the Buyer a true and complete copy of (where applicable) (i) any material amendment to a Company Plan, or, in the case of Company Plans that are individual award agreements under the Company Plan, a representative form of award agreement along with a schedule listing applicable award amounts thereunder, (ii) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Plan (if such report was required), (iii) the most recent summary plan description for each Company Plan for which summary plan description is required by Law, including any summary of material modifications thereto, and (iv) each trust agreement and insurance or group annuity contract relating to any Company Plan, including any amendments thereto.
(c)    No Company Plan is or is intended to be (i) a “pension plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 or 4971 of the United States Internal Revenue Code of 1986, as amended (the “Code”) or Title IV or Section 302 of

ERISA, or (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), or (iii) a “registered pension plan” as defined in subsection 248(1) of the Income Tax Act (Canada) which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).
(d)    Each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, or if such Company Plan is a prototype plan, the opinion or notification letter for each such Company Plan, and, to the knowledge of Seller, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification. Each Company Plan has been established and administered in all material respects in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations. The Company and its Subsidiaries, as the case may be, have made all contributions and paid all premiums in respect of each Company Plan in a timely fashion in accordance with the terms of each Company Plan, the collective agreements, and all applicable laws. There are no pending or, to the knowledge of Seller, threatened claims (other than claims for benefits in the ordinary course), audits or proceedings with respect to any Company Plans that would reasonably be expected to have a Material Adverse Effect.
(e)    Neither the Company nor any other entity, trade or business that, together with the Company, is a member of a group described in Section 414(b) or (c) of the Code, has incurred or would reasonably be expect to incur any liability under Title IV of ERISA related to termination of or withdrawal from a pension plan.
(f)    Except as set forth in Section 2.11(f) of the Disclosure Schedules, no Company Plan exists that, as a result of the execution of this Agreement, or the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)) would reasonably be expected to: (i) accelerate the time of payment or vesting or funding, or increase the amount, of compensation or benefit due to any employee, director, officer or independent contractor of the Company or any of its Subsidiaries under any Company Plan, or (ii) result in any payment or benefit that would reasonably be expected to constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). Neither the Company nor any of its Subsidiaries has any obligation (including, indirectly, by way of indemnification) to make any Tax gross-up payments, as a result of the interest and penalty provisions of Section 4999 of the Code, to any individual.
(g)    Each Company Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been operated and maintained in good faith compliance with Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance, and neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any Tax set forth under Section 409A(a)(1)(B) of the Code.

Section 2.12    Labor and Employment Matters.
(a)    None of the Company or any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or employee association, nor are there any negotiations or discussions currently pending or occurring between the Company or any Subsidiary and any union or other employee bargaining agency regarding any collective bargaining agreement. No union or employee bargaining agency holds bargaining rights with respect to any of the employees of the Company or its Subsidiaries. To the knowledge of Seller, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened in writing involving employees of the Company or any Subsidiary and no trade union has applied to have the Company declared a common or related employer pursuant to the Labour Relations Act (Ontario). There is no strike or material controversy, slowdown, work stoppage or lockout ongoing, or, to the knowledge of Seller, threatened in writing, by or with respect to any employee. Except as would not reasonably be expected to have a material impact on the ability of the Company or any of its Subsidiaries to continue carry on its business as it now being conducted, no unfair labor practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of Seller, threatened against the Company or any of its Subsidiaries.
(b)    Each of the Company and its Subsidiaries are in compliance with all applicable Laws respecting labor, employment and employment practices, worker classification, withholding, terms and conditions of employment, wages and hours, overtime, workers’ compensation, pay equity and occupational safety and health and there are no outstanding claims, complaints, investigations or orders with or by any Governmental Authority under any such Laws, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries.
Section 2.13    Properties and Leases.
(a)    (i) Section 2.13(a) of the Disclosure Schedules lists the common street address for all real property owned by the Company or any Subsidiary in fee as of the date hereof (the “Owned Real Properties”) and (ii) the Company or a Subsidiary as listed in Section 2.13(a) of the Disclosure Schedules has good title to all Owned Real Properties, in each case free and clear of all Liens except for Permitted Liens.
(b)    Section 2.13(b) of the Disclosure Schedules lists each ground lease with a third party pursuant to which the Company or any Subsidiary is a lessee as of the date hereof (individually, a “Ground Lease” and collectively, “Ground Leases”; and all real property subject to a Ground Lease (collectively, the “Ground Leased Properties”; together with the Owned Real Properties, collectively, the “Company Real Properties”) and (ii) the Company or a Subsidiary has good leasehold title to all Ground Leased Properties, in each case free and clear of all Liens except for Permitted Liens.
(c)    Except as set forth on Section 2.13(c) of the Disclosure Schedules or as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of

Seller, as of the date hereof, none of the Company or any of the Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending with respect to any of the Company Real Properties.
(d)    Except as set forth on Section 2.13(d) of the Disclosure Schedules or as would not reasonably be expected to have a material adverse effect on any Property, with respect to each lease, sublease or occupancy agreement pursuant to which the Company or a Subsidiary leases, subleases or permits a portion of a Company Real Property to be occupied by the owner or lessee of a park home or manufactured home (the “Tenant Leases”), (i) the Company or one of its Subsidiaries is the sole owner of the landlord’s or lessor’s interest in such Tenant Lease and (ii) to the knowledge of Seller (A) each Tenant Lease has been duly and validly executed and delivered by the parties thereto, is in full force and effect, and is a valid, binding and enforceable obligation of the tenant thereunder, (B) neither the Company nor any Subsidiary is in breach or default under any Tenant Lease and (C) neither the Company nor any Subsidiary has received any written notice of a material default by the Company or any Subsidiary that remains uncured (excluding counterclaims asserted by a tenant in response to an eviction, collection or repossession action brought against such tenant by the Company or a Subsidiary that Seller believes are not valid). At Closing, Seller shall use commercially reasonable efforts to cause Buyer or its designee to be provided with all of the electronic data maintained by the Company pertaining to the tenancies of the then-current tenants under the Tenant Leases to permit Buyer to transition the billing of the tenants and administer the Tenant Leases as described in Section 2.13(d) of the Disclosure Schedules.
(e)    The rent rolls for the Properties, dated as of February 1, 2016 (the “Rent Rolls”) that have been made available to Buyer are accurate and complete in all material respects as of February 1, 2016.
(f)    The reservation lists for park models and RV sites at the Properties, dated as of February 1, 2016 (the “Reservation Lists”) that have been made available to Buyer are accurate and complete in all material respects as of February 1, 2016. The published reservation rates for each Property for the 2016 season in effect as of the date of this Agreement have been made available to Buyer.
(g)    Seller has made available to Buyer accurate and complete electronic copies of the applicable prospectuses and rules and regulations, and any amendments thereto, for each Property located in Florida for which a prospectus filing is required under Florida law. All rules and regulations currently in effect for each such Property have been provided or made available to Buyer. The prospectus for each Property located in Florida for which a prospectus filing is required under Florida law, and any amendments thereto, have been approved, as required, by the Florida Department of Business and Professional Regulation (the “DBPR”), and none of Seller, the Company nor any of its Subsidiaries has received written notice from the DBPR of any material violations of any prospectus or any rules and regulations related thereto that have not been cured.

Section 2.14    Intellectual Property.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect: (A) Section 2.14(a)(A) of the Disclosure Schedules lists each item of registered or applied for Intellectual Property that is owned by the Company or its Subsidiaries and all of such items are subsisting and unexpired and, to the knowledge of Seller, valid and enforceable; (B) the Company and its Subsidiaries are not infringing upon or misappropriating, and, since June 27, 2013, have not infringed upon or misappropriated, the Intellectual Property (other than patents) of any third party or, to the knowledge of Seller, any patents of any third party; (C) with respect to each item of Intellectual Property that is purported to be owned by the Company or one of its Subsidiaries (such Intellectual Property, including the Intellectual Property disclosed in Section 2.14(a)(A) of the Disclosure Schedules, collectively, “Owned Intellectual Property”), the Company or such Subsidiary is the exclusive owner of the entire right, title and interest in and to such Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens; and (D) to the knowledge of Seller, no Person is engaging in any activity that infringes upon or misappropriates the Owned Intellectual Property.
(b)    For purposes of this Agreement, “Intellectual Property” means all worldwide intellectual property rights, including (i) patents, patent applications, and invention disclosures, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source indicators (together with any goodwill symbolized by or associated with any of the foregoing), (iii) mask works, copyrighted works, and copyrights (including copyrights in computer software), (iv) trade secrets and know-how, and (v) registrations and applications for registration of any of Section 2.14(b)(i)–(iii).
Section 2.15    Taxes. Except as set forth in Section 2.15 of the Disclosure Schedules:
(a)    The Company and each of its Subsidiaries (i) has timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by them and all such filed Tax Returns are true, correct and complete in all material respects; and (ii) has timely paid or will timely pay all Taxes due and payable (whether or not shown to be due and payable on any Tax Return) except to the extent that such Taxes (x) are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP or (y) are immaterial in amount. All amounts of Taxes required to have been withheld by or with respect to the Company and the Subsidiaries have been or will be timely withheld and remitted to the applicable Tax Authority, except to the extent that such Taxes are immaterial in amount.
(b)    The Company (A) for all taxable years of its existence has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a real estate investment trust, and has so qualified, for such years, (B) has operated, and will continue to operate, in such a manner as to qualify as a real estate investment trust for the taxable year in which the Closing occurs, determined as if the taxable year of the Company ended on the Closing Date and (C) has not taken or omitted to take any action which could reasonably be expected to result in the failure to qualify or continue to qualify as a real estate investment trust and no challenge to the Company’s status as a real estate investment trust is pending or, to Seller’s knowledge, threatened. Any ownership of stock of a Company Subsidiary not meeting the requirements of Section 856(c)(4)(B)(iv) of the Code (determined ignoring the provisions of Section 856(c)(7) of the Code) was described within Section 856(c)(7)(B)(i) of the Code and was cured within the period described in Section 856(c)(7)(B)(ii) of the Code after being discovered.
(c)    Neither the Company nor any Subsidiary directly or indirectly hold any asset the disposition of which would (i) subject the Company to tax on built-in gain similar to Section 1374 of the Code as announced in IRS Notice 88-19, Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7 of the Treasury Regulations, or any other temporary or final regulations issued under Section 337(d) of the Code or any elections made thereunder or (ii) constitute a “prohibited transaction” within the meaning of Section 857(b)(6) of the Code.
(d)    No audits, examinations, investigations or other proceedings in respect of any Tax or Tax matter of the Company or any Subsidiary are pending or, to the knowledge of Seller, have been threatened in writing. No deficiency for any material amount of Tax has been asserted or assessed by any Tax Authority in writing against the Company or any Subsidiary, which deficiency has not been satisfied by payment, settled or withdrawn or contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no Tax liens on any assets of the Company or any Subsidiary (other than any liens for Taxes not yet due and payable or for Taxes being contested in good faith and, in each case, for which adequate reserves have been made in accordance with GAAP).
(e)    Neither the Company nor any Subsidiary is a party to, is bound by or has any obligation with respect to any Tax sharing, Tax indemnity or similar contract or arrangement (other than any customary indemnity under credit agreements or other agreements entered into in the ordinary course of business that do not relate primarily to Taxes).
(f)    Neither the Company nor any Subsidiary is a party to, is bound by or has any obligation with respect to any Tax Protection Agreements in force as of the date of this Agreement and no person has raised in writing, or to the knowledge of Seller, threatened to raise, a material claim against the Company or any of its Subsidiaries for any breach of any Tax Protection Agreements.
(g)    Neither the Company nor any Subsidiary has (i) waived in writing any statute of limitations in respect of Taxes or agreed in writing to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), (ii) applied for a ruling relating to Taxes which will be binding on Buyer after the Closing Date or (iii) entered into a “closing agreement” as described in Section 7121 of the Code (or any similar agreement described in any comparable or similar provision of state, local or foreign law) with any Tax Authority. There is no power of attorney with respect to any Tax matter currently in force with respect to the Company or any of its Subsidiaries.
(h)    Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Taxable Period (or portion thereof) ending after the Closing Date as a result of any (i) change in accounting method for any period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing (or any corresponding or similar provision of state, local or foreign income Tax Law), or (v) prepaid amount received on or prior to the Closing.
(i)    To the knowledge of Seller, no claim has been made in writing by a Tax Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.
(j)    The Company has no earnings and profits attributable to any “non-REIT year” (within the meaning of Section 857 of the Code) of the Company or any other corporation.
(k)    Neither the Company nor any Subsidiary has engaged at any time in any transaction that would give rise to “redetermined rents,” “redetermined deductions” or “excess interest” as described in Section 857(b)(7) of the Code.
(l)    Neither the Company nor any Subsidiary (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is a Subsidiary) filing a consolidated, combined, unitary or aggregate income Tax Return or (B) has any liability for Taxes of any Person arising from the application of Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local or foreign income Tax Law), or as transferee or successor.
(m)    Neither the Company nor any Subsidiary has participated in or has any liability or obligation with respect to any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations.
(n)    During the preceding two years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(o)    No Subsidiary of the Company organized in a jurisdiction outside the United States is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b), Section 882(a) or Section 887(b) of

the Code, or treated as or considered to be so engaged under Section 882(d) or Section 897 of the Code or otherwise.
(p)    Section 2.15(p) of the Disclosure Schedule accurately sets forth the Subsidiaries that (i) are treated as taxable REIT subsidiaries within the meaning of Section 856(l) of the Code or (ii) are classified as disregarded entities for U.S. federal income tax purposes. The Company and each Subsidiary that is classified as a taxable REIT subsidiary have made a proper and timely election to treat such Subsidiary as a taxable REIT subsidiary for U.S. federal income tax purposes.
(q)    The Shares are not “taxable Canadian property” (within the meaning of the Income Tax Act (Canada) (the “Tax Act”) to Seller.
(r)    None of Sections 17, 78, 80, 80.01, 80.02, 80.03, 80.04 of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada have applied or will apply to the Company or its Subsidiaries at any time up to and including the Closing Date.
(s)    Neither the Company nor any of its Subsidiaries have acquired property from a Person not dealing at arm’s length (for purposes of the Tax Act) with it in circumstances that would result in the Company or any Subsidiary becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.
(t)    For purposes of this Agreement:
(i)    “Tax” or “Taxes” means any and all taxes, customs, duties, governmental fees or other like assessments or charges, including any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind imposed by any Tax Authority, together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto.
(ii)    “Tax Authority” means any Governmental Authority exercising any taxing or tax regulatory authority.
(iii)    “Tax Returns” means any and all federal, state, local, foreign and other returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes, including estimated Taxes, filed or required to be filed with any Tax Authority (including any schedule or attachment thereto), including any amendment thereof.
Section 2.16    Environmental Matters.

(a)    Except as set forth in Section 2.16 of the Disclosure Schedules or as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries: (1) the Company and the Subsidiaries are, and since June 27, 2013 have been, in compliance with all applicable Environmental Laws; (1) there are no Environmental Claims pending or, to Seller’s knowledge, threatened in writing against the Company or any of the Subsidiaries, including without limitation with respect to any off-site disposal location presently or formerly used by the Company, the Subsidiaries or any of their respective predecessors or with respect to any previously owned or operated facilities; (1) to the knowledge of Seller, Hazardous Substances have not been released into the environment at any of the Properties or at another location in a quantity or condition that requires investigation, responsive action, removal or remediation by the Company or any Subsidiary, or that would reasonably be expected to result in liability of, or required notices or disclosures by, the Company or any Subsidiary, under applicable Environmental Laws; and (iv) to the knowledge of Seller, the Company or a Subsidiary conducted commercially reasonable environmental due diligence, including the review and preparation of new Phase I environmental assessments or the review of existing Phase I environmental assessments, in connection with the acquisition or financing of the Owned Real Properties.
(b)    For purposes of this Agreement:
(i)    “Environmental Laws” means any applicable Law of the United States (whether federal, state, or local) or Canada (whether federal, provincial, or local) with jurisdiction over the matter relating to the generation, storage, transport or disposal of Hazardous Substances, pollution or protection of the environment or of human health or safety (to the extent related to exposure to any Hazardous Substances).
(ii)    “Hazardous Substances” means (A) those substances, materials or wastes defined as “toxic”, “hazardous”, “acutely hazardous”, “pollutants” or “contaminants” under any Environmental Law; (B) petroleum and petroleum products, by-products and breakdown products; and (C) toxic mold, polychlorinated biphenyls and asbestos containing materials.
(iii)    “Environmental Claims” means any and all Actions under or relating to any Environmental Law or any Release of Hazardous Substances into the environment.
(iv)    “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping or emptying, seeping.
(c)    This Section 2.16 contains the sole and exclusive representations and warranties of Seller relating to Environmental Laws or Hazardous Substances.
Section 2.17    Material Contracts.

(a)    Section 2.17(a) of the Disclosure Schedules contains a list of the following Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties, rights or assets are bound or affected as of the date hereof (such Contracts, together with the Existing Loan Documents, and in each case together with all amendments, supplements, modifications, annexes, exhibits and schedules thereto, the “Material Contracts”):
(v)    any lease (other than between the Company and any Subsidiary) of personal property requiring annual payments by the Company and its Subsidiaries of $50,000 or more;
(vi)    any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that provides for annual payments by the Company and its Subsidiaries of $150,000 or more, or aggregate payments by the Company and its Subsidiaries of $400,000 or more during their remaining term following the Closing Date, other than internet or cable-tv provider contracts entered into in the ordinary course of business the historical expense of which through December 31, 2015 is reflected in the Financial Statements (or easements relating to such internet or cable-tv provider contracts);
(vii)    any partnership, limited liability company agreement, joint venture or other similar agreement, other than the Organizational Documents;
(viii)    any Contract pursuant to which any Person (other than the Company or any of its Subsidiaries) manages or operates any Company Real Property on behalf of the Company or any of its Subsidiaries;
(ix)    any Contract (other than the Existing Loan Documents or between the Company and any Subsidiary) restricting the incurrence of Indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any Property (except, with respect to the transfer of the Ground Leased Properties, restrictions contained in the Ground Leases);
(x)    any Contract (other than the Existing Loan Documents) that purports to limit in any material respect the right of the Company, any Subsidiary or any of their respective Affiliates to (A) engage in any line of business or (B) to compete with any Person or in any geographic area or during any period of time;
(xi)    any Contract with any Governmental Authority;
(xii)    any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than park homes, manufactured homes or inventory) or capital stock or other equity interests of, or otherwise relating to any investment in, another Person;

(xiii)    any Contract relating to the development or construction of, or additions or expansions to, the Properties, under which any Company or any Subsidiary has, or expects to incur, an obligation in excess of $100,000 per Property, following the Closing Date, other than Contracts for ordinary repair and maintenance entered into in the ordinary course of business consistent with past practice;
(xiv)    any Contract under which the Company or any Subsidiary has agreed to provide a monetary loan to any Person in excess of $100,000 individually;
(xv)    any Contract, between the Company or any Subsidiary, on the one hand, and Seller or any Affiliate (other than the Company and its Subsidiaries) thereof, on the other hand, other than Contracts with respect to the employment of any Person who is an employee of the Company or any Subsidiary;
(xvi)    any material Contract concerning the licensing of Intellectual Property (excluding non-exclusive licenses granted by the Company or any Subsidiary in the ordinary course of business and licenses for commercial, off-the-shelf software); and
(xvii)    all Ground Leases.
Notwithstanding anything contained in this Section 2.17(a), “Material Contracts” shall not include (A) any Tenant Lease or (B) any Contract that will be fully performed and satisfied and thereupon terminated without any further force or effect (including with respect to indemnification obligations) as of or prior to Closing.
(b)    The Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of each Material Contract and neither the Company nor any Subsidiary is in any material respects in breach or violation of, or default under, any Material Contract. (i) To the knowledge of Seller, no counterparty is in breach or violation of, or default under, any Material Contract and (ii) to the knowledge of Seller, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract by any such counterparty (in each case, with or without notice or lapse of time or both). None of the Company or any Subsidiary has received any written notice of default under any Material Contract which remains uncured.
(c)    Except as would not reasonably be expected to have a material impact on the ability of the Company and its Subsidiaries to continue carry on its business as it now being conducted, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity. Seller has made available to the Buyer true and complete (in all material respects)

copies of all Material Contracts, including any material amendments, supplements or other modifications thereto.
Section 2.18    Insurance. Section 2.18 of the Disclosure Schedules sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Subsidiary, true and complete copies of which have been made available to the Buyer prior to the date hereof. Except as set forth on Section 2.18 of the Disclosure Schedules, there is no claim by the Company, any Subsidiary or any Affiliate thereof under any such policies which has been denied or disputed by the insurer. All material assets and properties of the Company and each Subsidiary are, and since June 27, 2013 have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance) issued in favor of the Company or a Subsidiary, as the case may be. With respect to each such material insurance policy: (i) to the knowledge of Seller, the policy is legal, valid, binding and enforceable in accordance with its terms and all premiums due and payable thereon have been paid, and, except for policies that have expired under their terms in the ordinary course or for which the Company obtained a replacement policy covering the Company and the Subsidiaries that provides substantially equivalent coverage to the Company and the Subsidiaries, is in full force and effect; (ii) none of the Company or any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of Seller, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) no written notice of cancellation or termination has been received.
Section 2.19    Transactions with Affiliates. Except (a) as set forth in Section 2.19 of the Disclosure Schedules, (b) for the Organizational Documents, (c) Contracts between the Company and any Subsidiary, (d) Contracts between Subsidiaries of the Company and (e) compensation and benefits received in the ordinary course of business as an employee, member or director of any of the Company or Subsidiaries (and disclosed as otherwise required pursuant to Section 2.11 (Employee Benefits Plans)), no director, officer or other Affiliate of any of the Company or Subsidiaries (including Seller or any its Affiliates): (i) has any Contract with the Company or any Subsidiary; (ii) owns or leases any real property used in the business or operations of any of the Company or Subsidiaries; or (iii) provides goods or services to the Company or its Subsidiaries.

Section 2.20    Certain Payments.
(a)    Since June 27, 2013, neither the Company nor any Subsidiary has taken any action, including making any contribution, gift, bribe, payoff, influence payment, kickback or other similar payment to any Person, private or public, regardless of form, whether in money, property or services, that would constitute a violation in any material respect by the Company or any Subsidiary of any Law (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions, in each case for or in respect of the Company or any Subsidiary, including the Foreign Corrupt Practices Act of 1977, as amended (collectively, “Anti-Corruption Laws”).
(b)    Since June 27, 2013, none of the Company or its Subsidiaries or any of their officers, directors, or agents has made, promised to make, or caused to be made any payments for or on behalf of the Company or any Subsidiary (i) to or for the use or benefit of any government official; (ii) to any other Person either for an advance or reimbursement, if it knows or has reason to know that any part of such payment will be directly or indirectly given or paid by such other Person, or will reimburse such other Person for payments previously made, to any government official; or (iii) to any other Person, to obtain or keep business or to secure some other improper advantage, in each of clauses (i), (ii) and (iii), the payment of which would violate applicable Anti-Corruption Laws.
Section 2.21    Accredited Investor. Seller (i) is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and (ii) is acquiring the SUI Shares to be issued at Closing without a view to, or for sale in connection with, a public distribution in violation of the federal securities laws; provided however, that Seller reserves the right to resell or otherwise dispose of all or any of such SUI Shares pursuant to a registration statement or exemption under the Securities Act and any state law or regulations.
Section 2.22    Brokers. None of the Buyer, the Company or any Subsidiary will be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by Seller, the Company or any Subsidiary.
Section 2.23    Disclaimer. Seller acknowledges and agrees that except as set forth in Article III of this Agreement, none of Buyer, SUI or any of their respective officers, directors, representatives, stockholders, employees, Affiliates or any other Person makes or has made, nor is the Seller relying on, any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of any materials made available to Seller or its Representatives, including any financial or other projections, or acquisition pipelines, in presentations of the Buyer’s management, whether oral or written or in any discussions or responses to questions by or on behalf of the Seller, its Affiliates or its Representatives, or in any materials prepared by or on behalf of Buyer, or in any other form.

Section 2.24    No Other Representations or Warranties. THE REPRESENTATIONS AND WARRANTIES OF SELLER IN ARTICLE II OF THIS AGREEMENT ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SELLER WITH RESPECT TO ITSELF, THE COMPANY, ITS SUBSIDIARIES AND THE PROPERTIES, INCLUDING THE ASSETS, PROPERTIES AND BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES. SELLER HEREBY DISCLAIMS ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ITSELF OR THE COMPANY OR ITS SUBSIDIARIES ANY OF THEIR ASSETS, PROPERTIES AND BUSINESSES, INCLUDING THE WARRANTIES OF MERCHANTABILITY, SUITABILITY, FITNESS FOR

A PARTICULAR PURPOSE OR QUALITY WITH RESPECT TO ANY OF THE TANGIBLE ASSETS AND PROPERTIES OF THE COMPANY. SELLER IS NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING ANY PROSPECTIVE OR PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF THE COMPANY. IN FURTHERANCE OF THE FOREGOING, NONE OF THE DILIGENCE MATERIALS OR OTHER INFORMATION MADE AVAILABLE TO THE BUYER OR ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, DIRECTLY OR INDIRECTLY CONTAIN ANY REPRESENTATIONS OR WARRANTIES OF SELLER OR ITS REPRESENTATIVES. EXCEPT FOR THE WARRANTIES, REPRESENTATIONS AND COVENANTS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, THE BUYER’S PURCHASE OF THE SHARES HEREUNDER WILL BE “AS-IS” AND, THE BUYER WILL BE CONCLUDING THE PURCHASE OF THE SHARES BASED SOLELY ON ITS OWN INSPECTION AND INVESTIGATION AND THE WARRANTIES, REPRESENTATIONS AND COVENANTS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to Seller that:
Section 3.1    Organization. The Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties, rights and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have-such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to prevent or materially delay Buyer from performing its obligations under, and consummating the transactions contemplated by, this Agreement.
Section 3.2    Authority. The Buyer has all requisite limited partnership power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement, the purchase of the Shares and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Buyer, and no other actions on the part the Buyer or its partners are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar Law affecting creditors’ rights generally and subject to the effect of general principles of equity.
Section 3.3    No Conflict; Required Filings and Consents.

(l)    The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby will not, (i) conflict with or violate the organizational documents of the Buyer, (ii) conflict with or violate any Law applicable to the Buyer or by which any property, right or asset of the Buyer is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property, right or asset of the Buyer pursuant to, any Contract to which the Buyer is a party or by which the Buyer or any property, right or asset of the Buyer is bound or affected, except, with respect to clauses (ii) and (iii), for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay Buyer from performing its obligations under, and consummating the transactions contemplated by, this Agreement.
(m)    The execution and delivery by the Buyer of this Agreement does not, and the performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated by this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the Buyer from consummating any of the transactions contemplated by this Agreement or performing its material obligations under this Agreement.
Section 3.4    SEC Documents. Buyer has made available to Seller (by public filing with the Securities and Exchange Commission (the “SEC”) or otherwise) a true and complete copy of each report, form, schedule, document, prospectus, registration statement and definitive proxy statement filed by SUI, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), in each case since January 1, 2014 (collectively, the “SEC Documents”). The SEC Documents were filed with or furnished to the SEC in a timely manner and constitute all reports, forms, schedules, documents, prospectuses, registration statements and definitive proxy statements required to be filed or furnished by SUI under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder since January 1, 2014. As of their respective dates, or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, (a) the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents and (b) none of the SEC Documents contained or contain any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. SUI and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) under the Exchange Act) and such disclosure controls and procedures are effective to provide reasonable assurance that material information required to be disclosed by SUI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to SUI’s management as appropriate to allow timely decisions regarding required disclosure. SUI has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for SUI and its subsidiaries. SUI is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.
Section 3.5    Consolidated Financial Statements. The consolidated financial statements of SUI included in the SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of SUI as of their respective dates and the consolidated statements of income and the consolidated cash flows of SUI for the periods presented therein. Except as disclosed in the SEC Documents, there are no material off-balance sheet arrangements (as defined in Regulation S-K under the Securities Act, Item 303(a)(4)(ii)) or any other relationships with unconsolidated entities or other persons, that may have a material current or, to the knowledge of Buyer, material future effect on SUI’s consolidated financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses. Except as set forth on the consolidated balance sheet of SUI and its Subsidiaries (including the notes thereto) as of December 31, 2015 included in the SEC Documents, neither SUI, the Buyer, nor any of its Subsidiaries has any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be recorded on or reflected in the consolidated financial statements of SUI and its Subsidiaries, except for liabilities and obligations (i) incurred pursuant to this Agreement, (ii) incurred since December 31, 2015 in the ordinary course of business and in a manner consistent with past practice or (iii) set forth in the SEC Documents filed with the SEC after January 1, 2014 and before the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature).
Section 3.6    Capital Stock.
(c)    The authorized capital stock of SUI consists of (i) 180,000,000 SUI Shares and (ii) 20,000,000 shares of preferred stock. At the close of business on March 1, 2016, (A) 58,393,647 SUI Shares were issued and outstanding, (B) 3,400,000 shares of 7.125% Series A Cumulative Redeemable Preferred Stock of SUI was issued and outstanding, (C) 2,067,091shares of 6.50%Series A-4 Cumulative Convertible Preferred Stock of SUI was

issued and outstanding, and (D) 24,500 SUI Shares were reserved for issuance in respect of outstanding stock based awards and other incentive plans. All of the outstanding shares of Common Stock of SUI have been duly authorized and validly issued, and are fully paid and nonassessable and no class or series of capital stock of SUI is entitled to preemptive rights. Except as set forth in the SEC Documents, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in SUI are outstanding. The issuance of the SUI Shares to be issued by SUI, as provided in Section 1.2, has been duly authorized and, when issued and delivered by SUI as provided in this Agreement, the SUI Shares will be validly issued, fully paid and non-assessable. Assuming the accuracy of the representations and warranties of Seller set forth in Section 2.21, the issuance of the SUI Shares will be exempt from registration or qualification under the Securities Act and applicable state securities laws.
(d)    At the close of business on March 1, 2016, the issued and outstanding units of limited partnership of the Buyer consist of: (i) 2,862,969 Common OP Units; (ii) 1,283,819 Preferred OP Units; (iii) 386,683 Series A-1 Preferred OP Units; (iv) 40,268 Series A-3 Preferred OP Units; (v) 754,035 Series A-4 Preferred OP Units; (vi) 112,400 Series B-3 Preferred OP Units; (vii) 340,206 Series C Preferred OP Units; and (viii) 3,400,000 7.125% Series A Cumulative Redeemable Preferred Units. Except as set forth in the SEC Documents, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for, units or other ownership interests of Buyer.
Section 3.7    Absence of Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened in writing, against the Buyer or any of its Affiliates before any Governmental Authority that would reasonably be expected to result in a material liability to the Buyer or any Affiliate.
Section 3.8    Absence of Certain Changes or Events. From December 31, 2015 to the date of this Agreement, there has not been any event, circumstance, change, or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Buyer Material Adverse Effect. From December 31, 2015 to the date of this Agreement, except as set forth in the SEC Documents and in connection with the negotiation and execution of this Agreement, SUI, Buyer and their subsidiaries have conducted their business only in the ordinary course of business and in a manner consistent with past practice in all material respects.
Section 3.9    Compliance with Laws. SUI, Buyer and their Subsidiaries are, and since June 27, 2013 has been, in compliance with, each Law applicable to such entity or by which any property or asset of such entity is bound or affected, except for any conflicts, defaults, breaches or violations of such Laws that would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of SUI, Buyer and their Subsidiaries to continue carry on its business as it now being conducted.
Section 3.10    REIT Status. SUI (A) for all taxable years of its existence has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the

Code and has satisfied all requirements to qualify as a real estate investment trust, and has so qualified, for such years, (B) has operated, and will continue to operate, in such a manner as to qualify as a real estate investment trust for the taxable year in which the Closing occurs and (C) has not taken or omitted to take any action which could reasonably be expected to result in the failure to qualify or continue to qualify as a real estate investment trust and no challenge to the SUI’s status as a real estate investment trust is pending or, to the knowledge of SUI and Buyer, threatened. Buyer is treated as a partnership for U.S. federal income tax purposes. Buyer is not, and never has been, a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder.
Section 3.11    Brokers. None of Seller of any of its Affiliates will be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer or any of its Affiliates or Representatives.
Section 3.12    Investment Intent. The Buyer acknowledges that the offer for the sale of the Shares has not been registered under the Securities Act or under any state or foreign securities Law. The Buyer is acquiring the Shares for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state or foreign securities Law and with no present intention of distributing or reselling any part thereof. The Buyer will not so distribute or resell any of the Shares in violation of any such Law. The Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
Section 3.13    Financial Ability. The Buyer will have at Closing sufficient funds to pay the Purchase Price and consummate the transactions contemplated by this Agreement. The Buyer’s obligations under this Agreement are not subject to any conditions regarding the Buyer’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.
Section 3.14    Solvency. Assuming (solely for purposes of this Section 3.14) the satisfaction (or waiver) of the conditions to the Buyer’s obligations to consummate the transactions contemplated hereby and the accuracy of the representations and warranties of Seller set forth herein, as of the Closing, immediately after giving effect to the transactions contemplated by this Agreement (including any debt and equity financings being entered into contemporaneously with the Closing) the Company and its Subsidiaries will each be Solvent.
Section 3.15    Disclaimer. The Buyer acknowledges and agrees that (a) except as set forth in Article II of this Agreement, none of Seller, the Company and its Subsidiaries or any of their respective officers, directors, representatives, stockholders, employees, Affiliates or any other Person makes or has made, nor is the Buyer relying on, any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any materials made available to the Buyer or its representatives, including any financial or other projections, or acquisition pipelines, in presentations of the Company’s management, whether oral or written or in any discussions or responses to questions by or on behalf of the Buyer, its Affiliates or its representatives, or in any materials prepared by or on behalf of the Company, or in any other form or (ii) the pro-forma financial information, projections or other forward-looking statements of the Company; and (b) Seller is not making any representation or warranty regarding any third party beneficiary rights or other rights which the Buyer might claim under any studies, reports, tests or analyses prepared by any third parties for the Company, regardless of whether the same were made available to the Buyer or its Representatives.
Section 3.16    No Other Representations or Warranties. THE REPRESENTATIONS AND WARRANTIES OF THE BUYER IN ARTICLE III OF THIS AGREEMENT ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE BUYER. THE BUYER HEREBY DISCLAIMS ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER. BUYER IS NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING ANY PROSPECTIVE OR PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF BUYER OR SUI. IN FURTHERANCE OF THE FOREGOING, NONE OF THE DILIGENCE MATERIALS OR OTHER INFORMATION MADE AVAILABLE TO THE SELLER OR ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, DIRECTLY OR INDIRECTLY CONTAIN ANY REPRESENTATIONS OR WARRANTIES OF BUYER, SUI OR ITS REPRESENTATIVES.
ARTICLE IV

ADDITIONAL AGREEMENTS
Section 4.1    Conduct of Business.
(h)    Except as specifically contemplated by this Agreement, as required by Law or as the Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Closing, Seller agrees to cause the Company and each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, from the date hereof and prior to the Closing, Seller shall cause the Company and each Subsidiary to (i) use their reasonable best efforts to preserve their current relationships with their customers, suppliers and other persons with which they have had significant business relationships, and (ii) continue to make all scheduled improvements and capital expenditures in the ordinary course consistent with past practice.
(i)    Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement, as set forth on Section 4.1(b) of the Disclosure Schedules or as the Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld or delayed), from the date hereof and prior to the Closing, Seller agrees to cause the Company and its Subsidiaries not to:
(i)    declare, set aside, make or pay any dividend or other distribution payable in stock, limited liability company or partnership interests, property or otherwise, with respect to any of its limited liability company or partnership interests or capital stock, in each case except for (x) Cash dividends by the Company and (y) dividends or distributions by any direct or indirect wholly owned Subsidiary to the Company or any other wholly owned Subsidiary;
(ii)    redeem, repurchase or otherwise reacquire, split, combine or reclassify any capital stock of the Company or any Subsidiary;
(iii)    issue, sell, grant, pledge or otherwise dispose of or grant or suffer to exist any Lien (other than Permitted Liens) on, any equity interests, capital stock, notes, bond or other securities of the Company or any of its Subsidiaries, or any option, warrant or other right to acquire any equity interests, capital stock, notes, bonds or other securities of the Company or any of its Subsidiaries;
(iv)    incur, assume or guarantee any Indebtedness other than (a) pursuant to Contracts in existence on the date hereof and (b) Indebtedness in an amount not to exceed $10,000,000 in the aggregate (which Indebtedness is permitted to be repaid in connection with the Closing (and any Liens securing such Indebtedness released upon such repayment in full));
(v)    materially amend any of the terms of the Existing Loan Documents;
(vi)    amend any of the Organizational Documents;
(vii)    make any loans, other than intercompany loans or loans solely for the purpose of financing park home or manufactured home acquisitions, in each case for an aggregate principal amount in excess of $100,000 individually with an aggregate principal amount of $500,000 in the aggregate;
(viii)    acquire (including by merger, consolidation, acquisition of stock or assets or any other business combination), sell, lease, license (except as provided in Section 4.1(b)(xx)), encumber, transfer, dispose of or otherwise subject to any Lien (other than a Permitted Lien) any properties or assets (and in the case of any Ground Lease, allow any such lease to expire or lapse) except (1) properties, rights or assets no longer used in or useful to the operation of the business of the Company or its Subsidiaries, (2) in an amount (in each case) no greater than $100,000 and (3) the acquisition and sale of park model homes, manufactured homes and food, beverage and retail inventory;
(ix)    adopt any plan of merger, consolidation, reorganization, liquidation or dissolution, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition under any similar Law;
(x)    enter into, amend, modify, accelerate, renew, grant a waiver of any material rights or obligations under or consent to the termination of any Material

Contract or any Contract that would be a Material Contract if in effect on the date of this Agreement, except in the ordinary course of business consistent with past practice;
(xi)    change any of its accounting methods, practices, principles or procedures (except as required by GAAP);
(xii)    enter into any new line of business or abandon or discontinue any material existing line of business;
(xiii)    except as set forth in the capital expenditure budget of the Company or its Subsidiaries set forth on Section 4.1(b) of the Disclosure Schedules, authorize, or make any commitment with respect to, any capital expenditure or incur any obligations, liabilities or Indebtedness in respect thereof, other than capital expenditures in an amount no greater than $1,000,000 in the aggregate;
(xiv)    except as required by (A) the express terms of any Company Plan in existence as of the date of this Agreement or (B) applicable Law: (1) increase the compensation or fringe benefits provided to any present or former employee, director, officer or independent contractor of the Company or its Subsidiaries (except for increases in salary or hourly wage rates in the ordinary course of business consistent with past practice or the payment of accrued or earned but unpaid bonuses to employees), (2) grant any increase in severance or termination pay to any current or former employee, director, officer or independent contractor of the Company or its Subsidiaries, (3) loan or advance any money or other property to any present or former employee, director, officer or independent contractor of the Company or its Subsidiaries or (4) establish, adopt, enter into, materially amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement;
(xv)    settle, pay, discharge, satisfy or compromise any pending or threatened Action, other than with respect to claims solely seeking monetary damages in an amount not to exceed $100,000 per claim or $1,000,000 in the aggregate (in each case net of any amount covered by insurance);
(xvi)    request a Tax ruling, change any method of Tax accounting or method of reporting income or deductions for Tax or accounting purposes, make, change or rescind any Tax election (including but not limited to, an election by the Company to be treated as a real estate investment trust pursuant to Section 856 of the Code), amend any material Tax Return, or settle or compromise any material Tax liability audit, claim or assessment, enter into any closing agreement related to material Taxes, waive or extend the statute of limitations in respect of any material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), or knowingly surrender any right to claim any material Tax refund;
(xvii)    take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause the Company to fail to be treated as a real estate investment trust pursuant to Section 856 of the Code;
(xviii)    initiate or consent to any material zoning reclassification of any Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Property, except to the extent any of the foregoing would not materially adversely affect the value of the affected Properties;
(xix)    fail to use its commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with substantially equivalent policies covering the Company, its Subsidiaries and the Properties;
(xx)    (a) abandon, dedicate to the public, sell, assign or encumber any material Owned Intellectual Property or (b) other than in the ordinary course of business, grant to any Person any license or covenant not to sue with respect to any Owned Intellectual Property;
(xxi)    enter into any Contract for a lease that should be recorded as a capital lease in accordance with GAAP (other than with respect to personal property in an amount not to exceed $100,000 per year in the aggregate); or
(xxii)    agree or commit to take any of the foregoing actions.
Section 4.2    Access to Information.
(n)    From the date hereof until the Closing, upon reasonable advance written notice from Buyer, Seller shall (i) afford to Buyer and its Representatives reasonable access, during normal business hours, to the offices, properties, other facilities, books and records, officers, directors, employees, agents and other representatives of the Company and its Subsidiaries, in each case as may be reasonably requested by the Buyer and (ii) furnish to Buyer and its Representatives such additional financial and operating data and other information regarding the business and properties of the Company and the Subsidiaries as the Buyer may from time to time reasonably request; provided all such activities set forth in clauses (i) and (ii) shall be conducted at the sole cost and expense of Buyer and in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, that Seller shall not be obligated to provide such access or information if Seller determines, in its reasonable judgment, that doing so would cause competitive harm to the Company or any of its Affiliates if the transactions contemplated by this Agreement are not consummated, violate applicable Law or a Contract (including any confidentiality agreement), jeopardize the protection of any attorney work-product protections, attorney-

client privileges or similar protections and privileges, or expose the Company or any its Affiliates to risk of liability for disclosure of sensitive or personal information; provided, however, that the parties hereto shall attempt in good faith to make such alternative arrangements as may be reasonably necessary so that the restrictions in the immediately preceding proviso would not apply. Buyer shall, and shall cause its Representatives, to hold all information provided or furnished pursuant to this Section 4.2 (or otherwise pursuant to this Agreement (including Section 4.13)) confidential in accordance with the terms of the Confidentiality Agreement. During any visit to the business or property sites of the Company or any Subsidiary, Buyer shall, and shall cause its Representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and its Subsidiaries’ safety and security procedures. Notwithstanding anything to the contrary in this Agreement, neither Buyer, nor any of Representatives, shall conduct any environmental investigation at any Company Real Property involving any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any Company Real Property (“Phase II Testing”) without the prior written consent of Seller and subject to Section 4.2(a) of the Disclosure Schedules.
(o)    For a period of six years following the Closing Date (or longer if required by applicable Law), Buyer shall, and shall cause the Company (and its Subsidiaries) to use their commercially reasonable efforts to preserve and keep the records held by them relating to the respective businesses of the Company and its Subsidiaries and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, to Seller, its Affiliates and their Representatives as may be reasonably requested by such party in connection with any insurance claims by, legal proceedings or Tax audits against, governmental investigations of, or compliance with applicable Laws by, Seller, its Affiliates and their Representatives.
(p)    At Closing, Seller shall make available to Buyer Rent Rolls and Reservation Lists updated to a date not more than thirty (30) days prior to the Closing Date.
Section 4.3    Public Announcements. The Buyer and Seller shall issue a joint press release relating to this Agreement, the text of which has been previously agreed to by the Buyer and Seller. Thereafter, the Buyer and Seller agree not to, without the prior written consent of the other party, issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated by this Agreement, except to the extent disclosure is (i) required by applicable Law (including, without limitation, rules and regulations promulgated under the Securities Act or the Exchange Act) in which case the Buyer or Seller, as the case may be, shall, to the extent reasonably practicable, have the right to review such disclosure prior to its issuance, distribution or publication and the parties shall work together in good faith to reach an agreement on the content of any such press release or announcement or (ii) made to limited partners or members, prospective limited partners or members or investors or prospective investors (including lenders and prospective lenders) of Seller or any of its Affiliates who are subject to confidentiality obligations with respect to such information.

Section 4.4    Tax Matters.
(j)    The Buyer and the Company shall take all steps, or forbear from taking steps, necessary after the Closing (including, without limitation, complying with Section 856(a)(6) of the Code) to ensure that the Company is, and will continue to be, classified as a real estate investment trust pursuant to Section 856 of the Code (without regard to any “savings” or “cure” provisions in the Code) until the end of the Company’s taxable year which contains the Closing Date.
(k)    After the Closing Date, the Buyer and Seller shall reasonably cooperate, and shall cause their respective Affiliates, if any, to reasonably cooperate, in the preparation of all Tax Returns and shall provide, or cause to be provide, to the requesting party any records or other information in its possession that are reasonably requested by such party in connection therewith. Each party shall reasonably cooperate with the other party in connection with any Tax investigation, audit or other proceeding. The Buyer and Seller shall retain or cause to be retained all Tax Returns and all books and records relating to Taxes of the Company for all Taxable Periods beginning on or before the Closing Date until thirty (30) days after the expiration of the applicable statute of limitations for the Tax in question (and, to the extent notified by the Buyer or Seller, any waiver or extension thereof), and abide by all record retention agreements entered into with any Tax Authority. The Buyer and Seller shall each provide the other with reasonable written notice prior to transferring, destroying or discarding any such books and records.
(l)    The Buyer agrees to treat, and agrees to cause the Company to treat, the distribution made by the Company on March 21, 2016 as a “qualified designated distribution” in accordance with Treasury Regulation §1.857-11 and Section 852(e) of the Code. The Buyer further agrees not to treat, and agrees not to cause the Company to treat, any portion of such distribution, or any other distribution made by the Company prior to the Closing, as a capital gain dividend as such term is defined in Section 857(b)(3)(C) of the Code in respect of any sale or other disposition of an asset after the Closing by the Company, any Subsidiary of the Company or any other entity in which the Company holds a direct or indirect equity interest.
Section 4.5    Transaction Costs and Expenses. The Buyer and Seller agree to comply with all real estate transfer tax Law applicable to the sale of the Shares. The Buyer shall be responsible for the payment of all real property transfer taxes (if any), deed recording taxes, conveyance taxes, documentary stamp taxes or other similar Taxes or charges payable as a result of the conveyance of the Shares to the Buyer pursuant to this Agreement. Except as provided in the preceding sentence or as otherwise expressly set forth in this Agreement, each party shall be responsible for its costs (including fees and expenses of its Representatives) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing occurs.
Section 4.6    Confidentiality.
(e)    The parties acknowledge that the Company and SUI entered into the confidentiality agreement, dated November 11, 2015 (the “Confidentiality Agreement”),

which agreement shall be deemed incorporated in this Agreement as if it were set forth herein in its entirety. Upon the Closing the Confidentiality Agreement shall terminate and be of no further force and effect, except with respect to information regarding Seller and its Affiliates (other than the Company and its Subsidiaries).
(f)    From the Closing Date until the second anniversary of the Closing Date, Seller agrees to, and shall use reasonable best efforts to cause its Representatives to: (i) treat and hold as confidential any and all non-public information relating to the Company and Subsidiaries, (ii) in the event that Seller or any such Representative becomes legally compelled to disclose any such information, to the extent legally permissible, provide the Buyer with prompt written notice of such requirement so that the Buyer, the Company or any Subsidiary may seek a protective order or other remedy or waive compliance with this Section 4.6, and (iii) in the event that such protective order or other remedy is not obtained, or the Buyer waives compliance with this Section 4.6, furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts (at Buyer’s expense) to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller or its Representatives; provided further that Seller, its Affiliates and their Representatives may disclose such information to limited partners or members, prospective limited partners or members or investors or prospective investors (including lenders and prospective lenders) of Seller or any of its Affiliates who are subject to confidentiality obligations with respect to such information.
Section 4.7    Employee Benefits.
(a)    Until December 31, 2016, the Company shall provide to each employee of the Company and its Subsidiaries who remains employed with the Company or its Subsidiaries following the Closing Date (each, an “Employee”) compensation and benefits that are substantially similar in the aggregate to those in effect immediately prior to the Closing Date.
(b)    Following the Closing, (i) the Buyer shall cause the Company and its Subsidiaries to ensure that no limitations or exclusions (other than to the extent applicable to any Employee immediately prior to the Closing under any Company Plan) as to pre-existing conditions, evidence of insurability or good health, waiting periods or other limitations or restrictions on coverage apply to any Employees or their dependents or beneficiaries under any welfare benefit plans in which such Employees may be eligible to participate, and (ii) the Buyer shall cause the Company and its Subsidiaries to provide or cause to be provided, that any costs or expenses incurred by the Employees (and their dependents or beneficiaries) through the Closing during the applicable plan year in which the Closing occurs are taken into account for purposes of satisfying applicable deductibles, co-payments, maximum out-of-pocket provisions and similar limitations on coverage under any such welfare benefit plans. Following the Closing, the Buyer shall or shall cause the Company and its Subsidiaries to grant or cause to be granted to all current Employees from and after the Closing credit for all service with the Company or any of its Subsidiaries (and their respective predecessors) prior to the Closing for purposes of eligibility to participate and vesting credit (but not benefit accrual) with respect to each employee benefit plan, policy or practice, sponsored or maintained by the Buyer, the Company or any of their Subsidiaries; provided, however, that such service credit shall not be recognized to the extent that such recognition would result in a duplication of benefits or the funding thereof with respect to the same period of service or with respect to newly implemented plans for which prior service is not taken into account.
(c)    The provisions of this Section 4.7 are solely for the benefit of the parties to this Agreement and no current or former employee, officer, director or independent contractor of the Company or its Subsidiaries, or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. Nothing in this Agreement shall (i) be construed as establishment of or an amendment to any Company Plan or other employee benefit plan for any purpose, (ii) alter or limit the ability of the Buyer or any of its Affiliates to amend, modify or terminate any Company Plan in accordance with the terms and conditions thereof or (iii) prevent the Buyer or the Company or any of their Affiliates from terminating the employment of any Employee after the Closing Date.
Section 4.8    Resignations. Seller agrees (i) to use commercially reasonable efforts to obtain and deliver to the Buyer at the Closing evidence reasonably satisfactory to the Buyer of the resignation, effective as of the Closing, of all directors, officers or managers, as applicable, of the Company or any Subsidiary other than any independent directors (or springing managers) required in connection with any of the Existing Loans, or (ii) to cause such directors, officers or managers to be removed from their positions as such effective as of the Closing.
Section 4.9    Termination of Affiliate Arrangements. Seller shall cause any Contract that is disclosed (or should have been disclosed) in Section 2.17(a)(xi) of the Disclosure Schedules, other than those Contracts set forth in Section 4.9 of the Disclosure Schedules, to be terminated effective as of no later than the Closing without any ongoing liability on the part of the Company or any Subsidiary.

Section 4.10    Release. Effective as of the Closing, Seller, on behalf of itself and its Affiliates, hereby irrevocably and unconditionally releases the Company and its Subsidiaries, and each of their respective officers, directors and employees, from any and all Actions, liabilities and obligations, and agrees not to bring or threaten to bring or otherwise join in any Actions against such Person, relating to, arising out of or in connection with any facts or circumstances which existed on or prior to the Closing Date.
Section 4.11    Notice of Developments. Prior to the Closing, each party hereto shall promptly notify the other party hereto in writing, if, to the knowledge of such party (a) there is any event, circumstance, fact or occurrence arising subsequent to the date of this Agreement which is reasonably expected to result in a breach of a representation or warranty or covenant such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date; provided that, (a) nothing in this Section 4.11 shall be deemed to affect, modify or condition the obligations of each party to effect the Closing and the Buyer’s obligation to pay the Purchase Price in accordance with the terms hereof and (b) each party’s obligations, actions or inactions pursuant to this Section 4.11 shall be deemed excluded for purposes of determining whether the conditions set forth in either Section 5.2(b) or Section 5.3(b) have been satisfied.
Section 4.12    Lender Consents.
(c)    Each of Seller and the Buyer shall use its commercially reasonable efforts to obtain written consent of the Existing Lender Parties with respect to the Existing Loans to the transactions contemplated by this Agreement or written confirmation that no such consent is required (“Lender Consents”). In connection with obtaining any Lender Consent, notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Buyer, prior to the Closing, Seller shall not permit the Company or any Subsidiary to (x) pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, unless such payment, liability or obligation is fully satisfied prior to the Closing or (y) modify the terms of any Existing Loan in any material respect.
(d)    In the event that the Existing Lender Parties under an Existing Loan require the payment of any consent fees, assumption fees or similar fees as a condition to granting consent under the Existing Loans with respect to the transactions contemplated by this Agreement (the “Assumed Loan Assumption Fees”), the Buyer shall be responsible for the payment of all such Assumed Loan Assumption Fees, together with any costs or expenses of the applicable Existing Lender Party that are reimbursable under the terms of the Existing Loans. In the event a Lender Consent is not obtained (i) with respect to one or more Existing Loans, the Buyer shall nevertheless be obligated to complete the transactions contemplated by this Agreement without any adjustment to the Base Purchase Price and (ii) with respect to the NHC Loans, and as a result thereof, the Company or any Subsidiary is required to prepay or defease any NHC Loan, the Buyer shall be responsible for the payment of all prepayment penalties, defeasance fees and expenses, breakage costs and make-whole premiums and other fees, premiums or expenses resulting from the prepayment or defeasement of such NHC Loan.
Section 4.13    Financing.
(u)    Subject to applicable Law, prior to the Closing, Seller shall, and Seller shall cause the Company and its Subsidiaries to use their reasonable best efforts to provide all cooperation reasonably requested in writing by the Buyer in connection with Buyer arranging debt financing (in connection with the transactions contemplated by this Agreement) with respect to the Company, its Subsidiaries or the Company Real Properties through debt financing sources that have been approved by Seller pursuant to the Confidentiality Agreement (the “Debt Financing”); provided, however, that (i) nothing herein shall require such cooperation to the extent it would unreasonably interfere with the business or operations of Seller, the Company or its Subsidiaries or require Seller, the Company or its Subsidiaries (or any Affiliate thereof) to agree to pay any fees, reimburse any expenses, or give any indemnities prior to the Closing, (2) neither the Company nor any of its Subsidiaries shall be required to enter into any definitive agreement related to any proposed Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing and (3) neither the Company’s board of directors nor any of its Subsidiaries’ boards of directors (or equivalent bodies) shall be required to approve any Debt Financing or agreements related thereto at or prior to the Closing. By way of illustration and not limitation, promptly upon request by the Buyer, Sellers shall cause the Company and its Subsidiaries to promptly notify the applicable Existing Lender Parties upon notice by Buyer that it is electing to pay-off any Existing Loans. None of the representations, warranties or covenants of Seller set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by Seller, the Company or its Subsidiaries pursuant to this Section 4.13.
(v)    The Buyer shall use its reasonable best efforts to have all Affiliates of Seller (other than the Company and its Subsidiaries) and all executive officers of the Company released from any continuing obligations under any guarantees, indemnities or similar instruments executed in connection with the Existing Loans set forth on Section 4.13(b) of the Disclosure Schedules (the “Specified Existing Loans”) and cause such guaranties, indemnities and similar instruments to be terminated with no further force or effect as of the Closing (collectively, the “Guarantor Release”). The Buyer shall execute and deliver such information and documents as reasonably requested by the Existing Lender Parties and/or any applicable rating agencies in connection with obtaining the Guarantor Release. In connection with obtaining a Guarantor Release, the Buyer shall provide the Existing Lender Parties with any such documents and/or reaffirmations as may be reasonably required by the Existing Lender Parties and/or any applicable rating agencies, including, without limitation, replacement guarantees from Buyer. The Buyer shall use its reasonable best efforts to have the SUI Shares to be issued to Seller at Closing to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.
(w)    Subject to applicable Law, prior to the Closing, Seller shall, and Seller shall cause the Company and its Subsidiaries to use their reasonable best efforts to provide all cooperation reasonably requested in writing by the Buyer in connection with enabling Buyer and its Representatives to prepare financial statements in compliance with the requirements of Rule 3-14 of Regulation S-X for use in a registered offering of equity by Buyer (or an Affiliate) in connection with the transactions contemplated by this Agreement and enable Buyer’s accountants or Moss Adams to audit such financial statements, including, if requested by Buyer, using reasonable best efforts to (x) provide a customary representation letter in such form as is reasonably required by Buyer’s accountants or Moss Adams, as applicable, with such facts and assumptions as reasonably determined by such accountants in order to make such certificate accurate, signed by the individual(s) responsible for the Company’s financial reporting, as prescribed by generally accepted auditing standards as promulgated by the Auditing Standards Divisions of the American Institute of Public Accountants in order to enable an independent public accountant to render an opinion on such financial statements, (y) cause the auditor of the Company’s financial statements to provide its consent to the inclusion of such report, without exception or qualification, with respect to the Audited Financial Statements, and (z) to provide to Buyer and its underwriters appropriate comfort letters in accordance with the American Institute of Public Accountants’ professional standards and to participate in due diligence sessions customarily conducted in connection with the provision of comfort letters.
(x)    The Buyer shall, promptly upon request by Seller, reimburse Seller for all reasonable out-of-pocket costs incurred by Seller, the Company or its Subsidiaries in performing their obligations under this Section 4.13 (and such out-pocket-costs shall not be Seller Transaction Expenses or Current Liabilities if such expenses are not reimbursed prior to the Closing), and indemnify Seller for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by Seller, the Company, its Subsidiaries or their respective Representatives arising therefrom (and in the event the transactions contemplated by this Agreement are not consummated, the Buyer shall promptly reimburse Seller for any out-of-pocket costs not previously reimbursed).
(y)    Notwithstanding anything to the contrary in this Section 4.13, the condition set forth in Section 5.2(b), as it applies to the obligations of Seller under this Section 4.13, shall automatically be deemed satisfied, and Seller shall not be deemed to be in breach of this Section 4.13 for any purposes, except to the extent Seller has materially and willfully breached its obligations under this Section 4.13, the Buyer has provided to Seller written notice of such breach within ten (10) Business Days of first becoming aware of such breach and Seller fails to cure such breach by the earlier of ten (10) Business Days after such notice is provided or the Outside Date.
(z)    The Buyer acknowledges and agrees that (i) the consummation of the transactions contemplated by this Agreement shall not be conditioned on, or delayed or postponed as a result of the obtaining of (or the failure to obtain) the Debt Financing, any equity financing contemplated by Section 4.13(c) or any Lender Consents, (ii) it shall continue to be obligated to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing, any equity financing contemplated by Section 4.13(c) and any Lender Consents and (iii) none of the representations, warranties or covenants of Seller set forth in this Agreement shall be deemed to be breached or violated by the failure to obtain any Lender Consents.
(aa)    All non-public or otherwise confidential information regarding Seller, the Company and the Subsidiaries obtained by the Buyer or its Representatives pursuant to Section 4.13 above shall be kept confidential in accordance with the Confidentiality Agreement.
Section 4.14    Efforts.
(d)    Subject to the terms and conditions of this Agreement, each of the Buyer (and its Affiliates) and Seller shall use its reasonable best efforts to consummate the transactions contemplated hereby and to cause the conditions set forth in Article V to be satisfied. Without limiting the generality of the foregoing, each of the Buyer (and its Affiliates) and Seller shall use its reasonable best efforts to (i) promptly obtain all actions or non-actions, consents, waivers, approvals, authorizations and orders from Governmental Authorities necessary or advisable in connection with the consummation of the transactions contemplated hereby, (ii) as promptly as practicable, make and not withdraw (without Seller’s consent) all registrations and filings with any Governmental Authority necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, including any filings required of them or their “ultimate parent entities” under any Antitrust Law, and promptly make any further filings pursuant thereto that may be necessary or advisable, (iii) defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it or any of its Affiliates is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding, (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding, (v) seek to resolve any objection or assertion by any Governmental Authority challenging this Agreement or the transactions contemplated hereby and (vi) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby.
(e)    Without limiting the generality of anything contained in this Section 4.14, each party hereto shall: (i) give the other party prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Authority with respect to the transactions contemplated by this Agreement; (ii) keep the other party informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other party of any communication to or from or any Governmental Authority regarding the transactions contemplated by this Agreement. Each party hereto will consult and cooperate with the other party and will consider in good faith the views of the other party in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Authority or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or legal proceeding.
Section 4.15    Exclusivity. From the date of this Agreement through the earlier of the termination of this Agreement and the Closing Date, Seller shall not, and Seller shall direct the Company, its Subsidiaries and their respective Representatives not to, directly or indirectly (a) solicit, initiate or engage in any discussions or negotiations with any Person (other than Buyer and its Representatives) relating to any transaction involving the acquisition of any Company Real Property, the acquisition of the Company or any of its Subsidiaries (whether directly or indirectly by way of merger, consolidation, purchase of shares, purchase of assets or otherwise) or the acquisition of a material portion of the shares of capital stock, membership interests, other equity securities or assets of the Company or any of its Subsidiaries (an “Alternative

Transaction”), (b) encourage or knowingly facilitate any inquiries, proposals, or offers by any Person (other than Buyer and its Representatives)) relating to an Alternative Transaction or (c) provide any non-public information with respect to any Company Real Property, the Company or its Subsidiaries to any Person (other than Buyer and its Representatives) to the extent relating to an Alternative Transaction.
Section 4.16    Indemnification, Exculpation and Insurance.
(a)    Without limiting any additional rights that any Person may have under any Company Plan, from the Closing Date through the sixth anniversary of the date on which the Closing Date occurs, Buyer shall cause the Company to indemnify and hold harmless each present (as of immediately prior to the Closing) and former officer, director, employee or agent of the Company and its Subsidiaries (the “Indemnified Individuals”) against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Individual is or was an officer, director, employee or agent of the Company or its Subsidiaries, whether asserted or claimed prior to, at or after the Closing, to the extent provided or permitted under the existing certificate of incorporation and bylaws (or equivalent governing documents) of each of the Company and its Subsidiaries and to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit, proceeding or investigation, (x) each Indemnified Individual will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Buyer or the Company within ten (10) Business Days of receipt by Buyer from the Indemnified Individual of a request therefor, (y) neither Buyer nor the Company shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Individual hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Individual from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Individual otherwise consents and (z) the Buyer and Company shall cooperate in the defense of any such matter.
(b)    The certificate of incorporation and bylaws (or equivalent governing documents) of each of the Company and its Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, managers and officers than are set forth in the organizational documents of the Company (or equivalent governing documents) as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of any such individual.
(c)    Buyer shall cause the Company to purchase a “tail” insurance policy for a period of six years after the Closing Date, with reputable and financially sound carriers of at least the same coverage and amounts and containing terms and conditions that are no less advantageous than the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to claims arising from or related to facts or events that occurred at or before the Closing; provided, however, that in no event shall Buyer be required to expend, for the entire tail policy, in excess of 200% of the annual premium currently paid by the Company and its Subsidiaries for their current policy of directors’ and officers’ liability insurance. Buyer agrees to take all necessary actions to maintain such policies in full force and effect and fulfill its obligations thereunder throughout such six-year period following the Closing Date.
(d)    Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing) is made against any Indemnified Individual on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 4.16 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
(e)    This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Individuals and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Individual is entitled, whether pursuant to law, contract or otherwise.
(f)    In the event that the Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Buyer or Company, as the case may be, shall succeed to the obligations set forth in this Section 4.16.
ARTICLE V

CONDITIONS TO CLOSING
Section 5.1    Conditions to the Obligations of Each Party. The obligations of Seller and the Buyer to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by the Buyer and Seller, as of the Closing Date, of the following condition:
(q)    no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (including any temporary restraining order or preliminary or permanent injunction) which is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby.
Section 5.2    Conditions to the Obligations of the Buyer. The obligations of the Buyer to purchase and pay for the Shares are subject to the satisfaction or waiver, as of the Closing Date, of the following additional conditions:

(a)    (i) The representations and warranties of Seller set forth in Section 2.1 (Organization of Seller), Section 2.2 (Authority), Section 2.4 (Organization of the Company and its Subsidiaries), Section 2.6 (Capitalization of the Company) and Section 2.22 (Brokers) shall be true and correct in all material respects as of the Closing Date, as though made and as of such date (except to the extent such representation or warranty speaks to another date, in which case as of such other date), (ii) the representations and warranties of Seller set forth in the first sentence of Section 2.9 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the Closing Date, as though made and as of such date (except to the extent such representation or warranty speaks to another date, in which case as of such other date) and (iii) all of the other representations and warranties of Seller set forth in Article II shall be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect set forth therein) as of the Closing Date, as though made and as of such date (except to the extent such representation or warranty speaks to another date, in which case as of such other date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.
(b)    Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
(c)    Seller shall have delivered to the Buyer a certificate, dated as of the Closing Date, signed by an officer of Seller and certifying as to the satisfaction of the conditions specified in Sections 5.2(a) and (b).
(d)    Since the date of this Agreement, there shall not have been a Material Adverse Effect.
(e)    The Buyer shall have received the written opinion of Simpson Thacher & Bartlett LLP, dated as of the Closing Date, substantially in the form attached hereto as Exhibit H, with such opinion to be that the Company was in conformity with the requirements for qualification as a real estate investment trust under the Code, and its actual method of operation since its formation and its proposed method of operation up to and including the end of the Closing Date has enabled and will enable it to meet the requirements for qualification and taxation as a real estate investment trust under the Code up to and including the end of the Closing Date (the “Seller REIT Tax Opinion”), which Seller REIT Tax Opinion may be based upon representations contained in an officer’s certificate in substantially the form attached as Exhibit I attached hereto.
Section 5.3    Conditions to the Obligations of Seller. The obligations of Seller to sell the Shares are subject to the satisfaction or waiver in writing by Seller, as of the Closing Date, of the following additional conditions:
(m)    (i) The representations and warranties of Buyer set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.6 (Capital Stock) and Section 3.11 (Brokers) shall be true and correct in all material respects as of the Closing Date, as though made and as of such date (except to the extent such representation or warranty speaks to another date, in which case as of such other date), (ii) the representations and warranties of Buyer set forth in the first sentence of Section 3.8 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the Closing Date, as though made and as of such date (except to the extent such representation or warranty speaks to another date, in which case as of such other date) and (iii) all of the other representations and warranties of Buyer set forth in Article III shall be true and correct (without giving effect to any qualification as to materiality or Buyer Material Adverse Effect set forth therein) as of the Closing Date, as though made and as of such date (except to the extent such representation or warranty speaks to another date, in which case as of such other date), except where the failure of such representations and warranties to be so true and correct would not have a Buyer Material Adverse Effect.
(n)    The Buyer shall have performed or complied in all materials respects with all agreements and covenants required by this Agreement to be performed or complied by it on or prior to the Closing.
(o)    The Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, signed by an officer of the Buyer, certifying as to the satisfaction of the conditions specified in Sections 5.3(a) and (b).
(p)    Since the date of this Agreement, there shall not have been a Buyer Material Adverse Effect.
(q)    The Buyer shall have delivered evidence reasonably satisfactory to Seller that either (i) the Guarantor Release has occurred or (ii) the Specified Existing Loans will be repaid in full in connection with the Closing (with all guarantees thereunder released and terminated with no further force and effect).
(r)    The SUI Shares to be issued to Seller at Closing shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.
(s)    The Seller shall have received the written opinion of Jaffe, Raitt, Heuer & Weiss, P.C., dated as of the Closing Date, substantially in the form attached hereto as Exhibit J, with such opinion to be that SUI was in conformity with the requirements for qualification as a real estate investment trust under the Code, and its actual method of operation since its formation and its proposed method of operation up to and including the end of the Closing Date has enabled and will enable it to meet the requirements for qualification and taxation as a real estate investment trust under the Code up to and including the end of the Closing Date (the “Buyer REIT Tax Opinion”), which Buyer REIT Tax Opinion may be based upon representations contained in an officer’s certificate in substantially the form attached as Exhibit K attached hereto.

ARTICLE VI

TERMINATION

Section 6.1    Termination. This Agreement may be terminated and the sale and purchase of the Shares may be abandoned:
(a)    by mutual written consent of the Buyer and Seller;
(b)    by either the Buyer or Seller if the Closing shall not have occurred on or prior to August 15, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to a party if its failure to fulfill any obligation of such party under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;
(c)    by either the Buyer or Seller if there is any Law or order which has become final and non-appealable and has the effect of restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby;
(d)    by the Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred such that a condition set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied, and (i) such breach is not reasonably capable of being cured by the Outside Date or (ii) if such breach is reasonably capable of being cured by the Outside Date, such breach shall not have been cured by the earlier of (A) twenty (20) days after receipt of written notice of such breach from the Buyer and (B) the Outside Date; provided that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 6.1(d) if the Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or
(e)    by Seller, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred such that a condition set forth in Section 5.3(a) or Section 5.3(b) would not be satisfied, and (i) such breach is not reasonably capable of being cured by the Outside Date or (ii) if such breach is reasonably capable of being cured by the Outside Date, such breach shall not have been cured by the earlier of (A) twenty (20) days after receipt of written notice of such breach from Seller and (B) the Outside Date; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 6.1(e) if Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
The party desiring to terminate this Agreement pursuant to any of Sections 6.1(b), (c), (d) or (e) shall give notice of such termination to the other party in accordance with Section 7.2.
Section 6.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that provisions of this Section 6.2, Section 4.3 (Public Announcements), Section 4.6 (Confidentiality) and Article VII shall survive any such termination); provided, however, that nothing set forth in this Agreement will relieve any party from liability for any breach by such party of any willful and material breach of its covenants or other obligations under this Agreement. For purposes of this Section 6.2, “willful and material breach” shall mean a material breach that is a consequence of an act or omission of the breaching party with the knowledge that the taking of such act or omission would cause a breach of this Agreement.
ARTICLE VII

GENERAL PROVISIONS
Section 7.1    Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. Except for any covenant or agreement that by its terms contemplates performance after the Closing, none of the covenants and agreements of the parties contained this Agreement shall survive the Closing.
Section 7.2    Notices. All notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax or email. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.2):
To Seller:
Carefree Communities Intermediate Holdings, L.L.C.
c/o Centerbridge Partners, L.P.
375 Park Avenue, 12th Floor
New York, New York 10152
Attention: William D. Rahm
Facsimile: (212) 672-4560
Email: wrahm@centerbridge.com
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:    Gregory J. Ressa, Esq.
Facsimile: (212) 455-2002
Email: gressa@stblaw.com

To the Buyer:
Sun Communities Operating Limited Partnership
c/o Sun Communities, Inc.
27777 Franklin Road

Suite 200
Southfield, Michigan 48034
Attention:    Gary A. Shiffman
Facsimile: (248) 208-2645
Email:    gshiffman@suncommunities.com

with a copy (which shall not constitute notice) to:
Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road
Suite 2500
Southfield, Michigan 48034
Attention:    Arthur A. Weiss, Esq.
Richard A. Zussman, Esq.
Facsimile: (248) 351-3082
Email: aweiss@jaffelaw.com
rzussman@jaffelaw.com

All such notices, requests, claims, demands, waivers and other communications shall be deemed to have been given when received (x) if by personal delivery, on the day of such delivery, if on a business day and delivered prior to 5:00 p.m., otherwise on the business day following such delivery, (y) if by mail, next-day or overnight mail or delivery, on the day delivered, if on a business day and delivered prior to 5:00 p.m., otherwise on the business day following such delivery and (z) if by fax or email, on the business day on which such fax or email was received, if prior to 5:00 p.m., otherwise on the business day following such receipt.
Section 7.3    Certain Definitions.
(a)    For purposes of this Agreement:
“Affiliate” of a specified Person means a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.
“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act and the Competition Act (Canada) and the regulations thereto.
“Base Purchase Price” means $1,680,000,000.
“business day” means any day on which banks are not required or authorized to close in the State of New York.

“Buyer Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition or results of operations of SUI, the Buyer and its Subsidiaries, taken as a whole; provided, however, that, in no event shall any of the following be taken into account in determining whether there has been, or will be, a “Buyer Material Adverse Effect”: any event, circumstance, change or effect arising from, resulting from or relating to: (i) changes in conditions in the U.S. or global economy, capital or financial markets or political conditions generally, including changes in interest or exchange rates (provided that such changes (if not otherwise excluded pursuant to another clause in this definition) may be taken into account solely to the extent that such changes have a materially disproportionate impact on SUI, the Buyer and its Subsidiaries, taken as a whole, relative to other participants in the industries in which SUI, the Buyer and its Subsidiaries operate); (ii) changes in GAAP or Law that are adopted or enacted after the date hereof (provided that such changes (if not otherwise excluded pursuant to another clause in this definition) may be taken into account solely to the extent that such changes have a materially disproportionate impact on SUI, the Buyer and its Subsidiaries, taken as a whole, relative to other participants in the industries in which SUI, the Buyer and its Subsidiaries operate); (iii) any failure, in and of itself, to meet internal projections for SUI, the Buyer and the Subsidiaries (it being understood that this clause (iii) shall not prevent or otherwise affect a determination that any event, circumstance, change or effect underlying such failure has resulted in, or contributed to, a Buyer Material Adverse Effect); (iv) the failure to obtain any third-party consent in connection with the transactions contemplated hereby; (v) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including any disruption in or loss of suppliers, customers or similar relationships or any loss of employees resulting therefrom; (vi) earthquakes, hurricanes, floods or other natural disasters; (vii) declaration by the U.S. of a natural emergency or war, acts of war, hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (viii) any action taken by Seller or any of its Affiliates or representatives; or (ix) any action taken with Seller’s consent or not taken because Seller did not give its consent.
“Cash” means (1) cash and cash equivalents, including (x) any uncleared checks, drafts, other instruments immediately convertible to cash or wires that are not yet credited to the account of the Company or its Subsidiaries (but less any outstanding checks written by the Company or its Subsidiaries (but not yet cashed)), and (y) cash held in blocked accounts, cash management accounts, cash collateral accounts and reserve or escrow accounts, including tax, insurance and other impounds (but excluding the capital expenditure reserve related to Hidden River), and (2) marketable securities, in all cases as determined in accordance with GAAP as applied in a manner consistent with the accounting practices and methodology used in preparing the Financial Statements.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Current Assets” means the sum of (1) accounts receivable, net (excluding (x) all accounts receivable between the Company and its Subsidiaries, the note receivable (and accrued interest thereon) from David Napp as described in Section 2.3 of the Disclosure Schedules and, except as set forth in Section 7.1(a) of the Disclosure Schedules, any other note or account receivable from any director, officer or employee of the Company or its Subsidiaries) and (y) the capital expenditure reimbursement receivable with respect to Tropical Palms), (2) prepaid Tax (excluding any deferred Tax assets) and other prepaid expenses (excluding any refund related to the Sun n Fun tax appeal unless such refund is determined pursuant to a final decision from the Value Adjustment Board prior to the Closing Date), (3) Owned Homes Inventory, (4) MH Notes Receivable and (5) any other current asset of the Company and its Subsidiaries (other than (i) current assets to the extent included in or expressly excluded from items (1) through (4) above, (ii) Cash, (iii) current assets relating to interest rate, currency or other swap or hedge agreement or similar transactions of the Company and its Subsidiaries, and (iv) goodwill, capitalized loan fees and other intangible assets), in all cases as determined in accordance with GAAP as applied in a manner consistent with the accounting practices and methodology used in preparing the Financial Statements. For the avoidance of doubt, in the event of an inconsistency between the accounting practices and methodology used in preparing the Financial Statements and GAAP, each will be applied, to the extent of the inconsistency, in the following priority: (i) accounting practices and methodology used in preparing the Financial Statements, to the extent in compliance with GAAP and (ii) GAAP.
“Current Liabilities” means the sum of (1) accounts payable and any other accrued liabilities (excluding any below market lease liabilities and non-cash deferred rent payables), (2) accrued Taxes, determined, in the case of income Taxes, assuming that the tax year of the Company and its Subsidiaries ended as of 11:59 p.m., New York time, on the day immediately prior to the Closing Date (excluding any deferred Tax liabilities), (3) Deferred Rental Income, (4) resident security and utility deposits and (5) any other current liability of the Company and its Subsidiaries (other than (i) current liabilities to the extent included in or expressly excluded from items (1) through (4) above and (ii) current liabilities relating to interest rate, currency or other swap or hedge agreement or similar transactions of the Company and its Subsidiaries), in all cases determined in accordance with GAAP as applied in a manner consistent with the accounting practices and methodology used in preparing the Financial Statements. For the avoidance of doubt, in the event of an inconsistency between the accounting practices and methodology used in preparing the Financial Statements and GAAP, each will be applied, to the extent of the inconsistency, in the following priority: (i) accounting practices and methodology used in preparing the Financial Statements, to the extent in compliance with GAAP and (ii) GAAP.
“Deferred Rental Income” means all prepaid rental, pass-through charges, assessments and other revenues with respect to the operation of the Properties collected by the Company or its Subsidiaries prior to the Closing Date which are allocable to the period after the Closing Date.
“Disclosure Schedules” means the disclosure schedules delivered by Seller to the Buyer concurrently with the execution and delivery of this Agreement.

“Due Diligence Report Expenses” mean all fees and expenses, not to exceed $750,000, incurred or to be incurred by or on behalf of Seller, the Company and/or its Subsidiaries in connection with any (i) Phase I environmental reports; (ii) property condition assessment reports; (iii) zoning reports; and (iv) preliminary title commitments, in each case that may be commissioned in connection with the transactions contemplated by this Agreement and made available to the Buyer.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit A.
“Existing Lender Party” means all applicable lenders, servicers, special servicers, controlling holders and rating agencies with respect to an Existing Loan, and their respective successors and assigns.
“Existing Loans” means the existing loans of the Company or its Subsidiaries, as set forth in Section 2.8(d) of the Disclosure Schedules.
“Existing Loan Documents” means, collectively, those material documents evidencing the Existing Loans.
“Holding Companies” means those Subsidiaries of the Company that are directly owned by the Company, as set forth on Section 2.4(b) of the Disclosure Schedules.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, as to any Person, whether or not contingent, (A) the outstanding principal amount of indebtedness of such Person for borrowed money plus any accrued interest thereon, secured or unsecured, or in respect of loans, (B) the outstanding principal amount of indebtedness of such Person evidenced by notes, bonds, debentures or similar instruments, plus any accrued interest thereon, (C) all obligations of such Person with respect to surety bonds, letters of credit or similar facilities (in each case, only to the extent drawn), (D) the liability of such Person under any interest rate, currency or other swap or hedge agreement or similar transactions to terminate or unwind such agreement or transaction (with any amounts that would be paid to such Person in connection with such termination or unwinding to reduce the amount of Indebtedness of such Person), and (E) direct or indirect guarantees of any of the foregoing of any other Person. Indebtedness shall include, without duplication, any prepayment penalties, breakage costs, defeasance fees and expenses and make-whole premiums in all cases which are due and paid at the Closing with respect to the Existing Loans as a result of the consummation of the transactions contemplated by this Agreement; provided that notwithstanding anything herein to the contrary, all prepayment penalties, breakage costs, defeasance fees and expenses and make-whole premiums with respect to the NHC Loans shall not be considered Indebtedness and the Buyer shall be responsible for all such prepayment penalties, breakage costs, defeasance fees and expenses and make-whole premiums.

“knowledge of the Buyer” means the actual knowledge of Gary A. Shiffman, John McLaren and Karen Dearing.
“knowledge of Seller” means the actual knowledge of David Napp, Colleen Edwards, Rick Andreen and Dennis Martin.
“Liens” means any lien, security interest, pledge, hypothecation, mortgage, violation, lease, encumbrance, servient easement, reversion, reverter, preferential arrangement or restrictive covenant.
“Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that, in no event shall any of the following be taken into account in determining whether there has been, or will be, a “Material Adverse Effect”: any event, circumstance, change or effect arising from, resulting from or relating to: (i) changes in conditions in the U.S. or global economy, capital or financial markets or political conditions generally, including changes in interest or exchange rates (provided that such changes (if not otherwise excluded pursuant to another clause in this definition) may be taken into account solely to the extent that such changes have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate); (ii) changes in GAAP or Law that are adopted or enacted after the date hereof (provided that such changes (if not otherwise excluded pursuant to another clause in this definition) may be taken into account solely to the extent that such changes have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate); (iii) any failure, in and of itself, to meet internal projections for the Company and the Subsidiaries (it being understood that this clause (iii) shall not prevent or otherwise affect a determination that any event, circumstance, change or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect); (iv) the failure to obtain any third-party consent in connection with the transactions contemplated hereby; (v) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including any disruption in or loss of suppliers, customers or similar relationships or any loss of employees resulting therefrom; (vi) earthquakes, hurricanes, floods or other natural disasters; (vii) declaration by the U.S. of a natural emergency or war, acts of war, hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (viii) any action taken by the Buyer or any of its Affiliates or representatives; or (ix) any action taken with the Buyer’s consent or not taken because the Buyer did not give its consent.
“MH Notes Receivables” means the outstanding principal balance and accrued interest of all notes receivable secured by manufactured homes and park model homes.

“Net Working Capital” means Current Assets minus Current Liabilities. For the avoidance of doubt, Net Working Capital shall not include or be calculated to take into account Indebtedness or Seller Transaction Expenses.

“NHC Loans” means, collectively, (i) (A) a loan in the original principal amount of $3,572,000.00 made by Wells Fargo Bank, National Association to NHC-FL206, LLC, which loan is secured by that certain Mortgage and Absolute Assignment of Rents and Leases and Security Agreement (and Fixture Filing), dated as of August 21, 2007, (B) a loan in the original principal amount of $2,721,000.00 made by Wells Fargo Bank, National Association to NHC-FL207, LLC, which loan is secured by that certain Mortgage and Absolute Assignment of Rents and Leases and Security Agreement (and Fixture Filing), dated as of August 21, 2007, (C) a loan in the original principal amount of $1,812,000.00 made by Wells Fargo Bank, National Association to NHC-FL208, LLC, which loan is secured by that certain Mortgage and Absolute Assignment of Rents and Leases and Security Agreement (and Fixture Filing), dated as of August 21, 2007, (D) a loan in the original principal amount of $4,946,000.00 made by Wells Fargo Bank, National Association to NHC-FL209, LLC, which loan is secured by that certain Mortgage and Absolute Assignment of Rents and Leases and Security Agreement (and Fixture Filing), dated as of August 21, 2007, (E), a loan in the original principal amount of $3,120,000.00 made by Wells Fargo Bank, National Association to NHC-FL210, LLC, which loan is secured by that certain Mortgage and Absolute Assignment of Rents and Leases and Security Agreement (and Fixture Filing), dated as of August 21, 2007 and (F) a loan in the original principal amount of $2,934,000.00 made by Wells Fargo Bank, National Association to NHC-FL212, LLC, which loan is secured by that certain Mortgage and Absolute Assignment of Rents and Leases and Security Agreement (and Fixture Filing), dated as of August 21, 2007, each as amended and assigned, (ii) a loan in the original principal amount of $4,000,000.00 made by Morgan Stanley Mortgage Capital Inc., a New York corporation, which loan is secured by that certain Mortgage and Security Agreement, dated as of April 2, 2007, as amended and assigned, and (iii) a mortgage loan in the original principal amount of $52,650,000 made by JPMorgan Chase Bank National Association to NHC-FL201, LLC, NHC-FL202, LLC, NHC-FL203, LLC and NHC-FL204, LLC, collectively, as borrower, which loan is evidenced by that certain Amended and Restated Loan Agreement, dated as of February 1, 2016 and (B) a mezzanine loan in the original principal amount of $100,000 made by JPMorgan Chase Bank National Association to NHC Mezz Borrower LLC, which loan is evidenced by that certain Mezzanine Loan Agreement, dated as of January 8, 2016.

“Owned Homes Inventory” means (i) the net book value of park model homes (excluding any sales offices) and manufactured homes (in each case new and pre-owned but excluding all manager homes) held for sale, as determined in accordance with GAAP as applied in a manner consistent with the accounting practices and methodology used in preparing the Financial Statements plus (ii) an amount (which may be a negative number) equal to the difference between (a) the net book value of park model homes (excluding any sales offices) and manufactured homes (in each case new and pre-owned but excluding all manager homes) held as rental inventory or fixed assets, as determined in accordance with GAAP as applied in a manner consistent with the accounting practices and methodology used in preparing the Financial Statements and (b) $15,451,379.

“Permitted Liens” means (a) statutory liens for Taxes, assessments or other charges by Governmental Authorities not yet delinquent or the amount or validity of which are being contested in good faith and for which appropriate reserves have been established on the Financial Statements in accordance with GAAP, (b) mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like liens for amounts not yet due and payable or the amount or validity of which are being contested in good faith and for which appropriate reserves have been established on the Financial Statements in accordance with GAAP, (c) Liens which Chicago Title Insurance Company or First American Title Insurance Company is willing to insure without exception in a new policy, (d) Liens as to which a bond has been posted so as to cause said Lien to attach to the bond and to no longer constitute a Lien against any Company Real Property, (e) written indemnification reasonably acceptable to the Buyer against any loss arising from said Lien has been obtained, (f) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the property, provided that such Liens do not have a material adverse effect on such Property, (g) Liens securing Indebtedness that is either paid off or assumed by Buyer at the Closing, (h) title to any portion of any owned or leased real property lying within the boundary of any public or private road, easement or right of way, provided that such title as aforesaid does not have a material adverse effect on the current use of such Property, (i) rights of tenants or parties in possession as tenants only, (j) Liens created, imposed or promulgated by Law or by any Governmental Authorities, including zoning regulations, use restrictions and building codes, (k) such other Liens, easements, covenants, rights of way, restrictions and other similar charges or encumbrances that are disclosed on Schedule B-II, Schedule B or the comparable section of the title policies, commitments or with respect to the Canadian Properties, search reports or surveys that have been provided to the Buyer in the Data Room prior to the date of this Agreement or disclosed on Schedule B-II, Schedule B or the comparable section of the title policies obtained by Buyer in connection with the consummation of the transaction contemplated herein, excluding, in each case, liens securing Indebtedness which is not included as part of the calculation of the Purchase Price and the so-called standard exceptions set forth in such title policies, commitments or search reports that are customarily removed or modified, (l) Liens, rights or obligations created by or resulting from the acts or omission of the Buyer or any of its affiliates and their respective investors, lenders, employees, officers, directors, members, stockholders, agents, representatives, contractors, invitees or licensees or any person claiming by, through or under any of the foregoing, and (m) any other Liens that would not have a material adverse effect on such Property.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Properties” means all real properties and all buildings and improvements thereon owned, leased or subleased by the Company or any Subsidiary (including the Owned Real Properties and the Ground Leased Property).

“Property Owner Subsidiaries” means those Subsidiaries of the Company that own or lease the Company Real Property, as set forth on Section 2.4(b) of the Disclosure Schedules.
“Purchase Price Adjustment Escrow Amount” means $7,000,000.
“Representatives” means, with respect to a Person, its Affiliates and its and their partners, members, officers, directors, employees, accountants, consultants, legal counsel, agents, and other representatives and with respect to Buyer includes any lenders or Debt Financing sources in each case approved by Seller pursuant to Confidentiality Agreement.
“Seller Transaction Expenses” means all fees and expenses incurred and unpaid as of the Closing by or on behalf of the Seller and its Affiliates, the Company and/or its Subsidiaries in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (other than any Due Diligence Report Expenses), including (i) the fees and disbursements of outside counsel to the Company and (ii) the fees and expenses of any other agents, advisors, consultants and experts engaged by the Company and/or its Subsidiaries, including Goldman Sachs.
“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of that Person as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of that Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) that Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) that Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions, financing or refinancing, or a combination thereof, to meet its obligations as they become due.
“Stock Consideration Amount” means $225,000,000.
“Subsidiary” of any Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries, and includes any entity in respect of which such Person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity, and with respect to the Company includes each Holding Company and Property Owner Subsidiary.
“Tax Protection Agreement” means any written agreement to which the Company or any of its Subsidiaries is a party pursuant to which: (i) the Company or any of its Subsidiaries may be liable to holders of interests in a Subsidiary that is a pass through entity for income Taxes payable by such holders, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of interests in a Subsidiary pass through entity for income Tax purposes, the Company or any of its Subsidiaries have agreed to: (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner.
“Target Working Capital” means $0.
“Taxable Period” means a taxable year or any other period of time which forms the basis on which any periodic liability for Tax is determined under any applicable statute, rule or regulation.
(b)    Terms not defined in Section 7.3(a) have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 2.10
Agreement	Preamble
Alternative Transaction	§ 4.15
Anti-Corruption Laws	§ 2.20(a)
Arbitrator	§ 1.7(c)
Assumed Loan Assumption Fees	§ 4.12(b)
Audited Financial Statements	§ 2.8(a)
Balance Sheet Date	§ 2.8(c)
Buyer	Preamble
Buyer REIT Tax Opinion	§ 5.3(g)
Buyer’s Statement	§ 1.7(a)
Cash Deficiency Centerbridge	§ 1.7(e)(ii) § 7.18
Closing	§ 1.3
Closing Date	§ 1.3
Code	§ 2.11(c)
Company	Preamble
Company Permits	§ 2.7(a)
Company Plans	§ 2.11(a)
Company Real Properties	§ 2.13(b)
Confidentiality Agreement	§ 4.6(a)
Contract	§ 2.3(a)
Data Room	§ 7.3(c)
Debt Financing	§ 4.13(a)
DBPR	§ 2.13(g)
Employee	§ 4.7(a)
Environmental Claims	§ 2.16(b)(iii)
Environmental Laws	§ 2.16(b)(i)

Defined Term	Location of Definition
ERISA	§ 2.11(a)
Escrow Account	§ 1.2
Escrow Deficiency Estimated Cash	§ 1.7(e)(ii) § 1.6
Estimated Closing Statement	§ 1.6
Estimated Due Diligence Report Expenses	§ 1.6
Estimated Indebtedness	§ 1.6
Estimated Net Working Capital	§ 1.6
Estimated Purchase Price	§ 1.2
Estimated Seller Transaction Expenses	§ 1.6
Exchange Act Financial Statements	§ 3.4 § 2.8(a)
Guarantor Release	§ 4.13(b)
Governmental Authority	§ 2.3(b)
Governmental Order	§ 2.10
Ground Lease or Ground Leases	§ 2.13(b)
Ground Leased Properties	§ 2.13(b)
Hazardous Substances	§ 2.16(b)(ii)
Indemnified Individual	§ 4.16(a)
Intellectual Property	§ 2.14(b)
IRS	§ 2.11(b)
Law	§ 2.3(a)
Lender Consent	§ 4.12(a)
Material Contracts	§ 2.17(a)
Objection Statement	§ 1.7(c)
Organizational Documents	§ 2.5
Outside Date	§ 6.1(b)
Owned Intellectual Property	§ 2.14(a)
Owned Real Properties	§ 2.13(a)
Phase II Testing	§ 4.2(a)
PP Overpayment Purchase Price	§ 1.7(e)(ii) § 1.7(d)
Release	§ 2.16(b)(iv)
Rent Rolls	§ 2.13(e)
Sarbanes-Oxley Act	§ 3.4
Securities Act	§ 2.21
Seller	Preamble
Seller REIT Tax Opinion	§ 5.2(e)
Specified Existing Loans	§ 4.13(b)
Shares	Preamble
SEC	§ 3.4
SEC Documents	§ 3.4
STB	§ 7.18

Defined Term	Location of Definition
SUI SUI Shares Tax or Taxes	Preamble § 1.2 § 2.15(t)(i)
Tax Act	§ 2.15(q)
Tax Authority	§ 2.15(t)(ii)
Tax Returns	§ 2.15(t)(iii)
Tenant Leases	§ 2.13(d)

(c)    When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a Person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, all references to an agreement instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. As used in this Agreement, the phrase “made available” shall mean that the referenced document or other material was posted, and accessible by Buyer and its representatives for no less than three (3) days prior to the date of this Agreement, in Seller’s electronic data room hosted by Seller (the “Data Room”). The Data Room shall remain accessible through the Closing Date and the parties shall cooperate in good faith to obtain a permanent record of the documents and other instruments posted to the Data Room as of one (1) day prior to the date of this Agreement and the Closing Date.
Section 7.4    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding anything contained in this Agreement to the contrary, the parties intend that the remedies and limitations set forth in Article VI and Section 7.6 are to each be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any respect.
Section 7.5    Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by either party without the prior written consent of the other party. Notwithstanding the foregoing, the Buyer may assign this Agreement to one or more of its Affiliates without the consent of Seller; provided that any such assignment by the Buyer shall not relieve the Buyer of any liability or obligation hereunder; provided, further, that any such assignment shall not impede or delay the consummation of the transactions contemplated by this Agreement. Any assignment or transfer in violation of the preceding sentence shall be void.
Section 7.6    No Third Party Beneficiaries; No Recourse. Except for Section 4.16, which shall be for the benefit of each Indemnified Individual, his or her heirs, executors or administrators and his or her representatives, each of which is hereby intended to be an express third party beneficiary thereof, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever (including as a third party beneficiary) under or by reason of this Agreement. Notwithstanding anything herein to the contrary, neither the former, current or future members, managers, employees or agents of the Buyer or Seller or any of their Affiliates, nor the former, current or future shareholders, partners, members, Affiliates, associates, officers, directors, employees, agents or other Representatives of any of them shall be liable under this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of this Agreement or the transactions contemplated by this Agreement or by respect of any oral representation made or alleged to be made in connection herewith.
Section 7.7    Specific Performance. Each party hereto agrees that irreparable damage may occur to a party if any provision of this Agreement were breached or not performed by the other party in accordance with the terms hereof. It is accordingly agreed that each party hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other party hereto and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy, at law or in equity, to which it is entitled. Each party further agrees that (A) no such party will oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity and (B) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.7, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 7.8    Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the Law of the State of Delaware, not taking into account any rules of conflicts laws that would cause the application of the laws of any other jurisdiction.

Section 7.9    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any state or federal court in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 7.10    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.
Section 7.11    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 7.12    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A signed copy of this

Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.
Section 7.13    Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to transfer the Shares to the Buyer or otherwise consummate the transactions contemplated by this Agreement, subject to the terms and conditions set forth herein; provided, however, that no such instrument or document shall expand a party’s liability beyond that contemplated in this Agreement and the cost thereof shall be borne by the party making the request.
Section 7.14    Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any Schedules, exhibits or amendments hereto.
Section 7.15    Amendment; Waiver.
(a)    Any provision of this Agreement, the Disclosure Schedules or any exhibits hereto may be amended, modified, supplemented or waived only by amendment, modification, supplementation or waiver in writing and signed: (i) in the case of an amendment to this Agreement, the Disclosure Schedules or any exhibits hereto, by Seller and the Buyer; or (ii) in the case of a waiver, by the party against whom the waiver is to be effective. Oral modification of this Agreement is not permitted, and each of Seller and the Buyer hereby waives any right to claim an oral modification of this Agreement.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies in this Agreement provided shall be cumulative and not exclusive of any other rights or remedies in this Agreement provided or available at Law or in equity.
Section 7.16    Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 7.17    Disclosure Schedules. The information in the Disclosure Schedules constitutes (i) exceptions or qualifications to representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. The section number headings in the Disclosure Schedules correspond to the section numbers in this Agreement and any information disclosed in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated into any other section of the Disclosure Schedules to the extent that it would be reasonably apparent on the face of such disclosure that such matter is applicable to such other section of the Disclosure Schedules. The Disclosure Schedules shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, or required to be disclosed by, Seller. Seller may, at its option, include in the Disclosure Schedules items that are not material, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms (including Material Adverse Effect) for purposes of this Agreement. No disclosure on the Disclosure Schedules relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. The Disclosure Schedules constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. Capitalized terms used in the Disclosure Schedules that are not defined therein shall have the meanings given them in this Agreement.
Section 7.18    Legal Representation. It is acknowledged by each of the parties hereto that Seller and its Affiliates have retained Simpson Thacher & Bartlett LLP (“STB”) to act as its legal counsel in connection with the transactions contemplated hereby and that STB has not acted as counsel for any other party in connection with the transactions contemplated hereby, and that the other party does not have the status of a client of STB for conflict of interest or any other purposes as a result thereof. The Buyer and Seller hereby agree that, in the event that a dispute arises after the Closing relating to this Agreement and the transactions contemplated hereby, STB may represent Seller and its Affiliates (collectively, “Centerbridge”) in such dispute even though the interests of Centerbridge may be directly adverse to the Buyer, the Company or any of their respective Affiliates, and even though STB formerly may have represented the Company or any of its Affiliates in a matter substantially related to such dispute. The Buyer further agrees that, in connection with any future dispute after the Closing between the Buyer, the Company or any of their respective Affiliates, on the one hand, and Centerbridge, on the other hand, with respect to the transactions contemplated by this Agreement, as to all communications among STB, the Company, any of the Company’s Subsidiaries and Centerbridge that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Centerbridge and may be controlled by Centerbridge and shall not pass to or be claimed by the Buyer, the Company or any of their respective Affiliates.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

Carefree Communities Intermediate Holdings LLC

By:	/s/ Matthew J. Dabrowski Name: Matthew J. Dabrowski Title: Vice President

BUYER:

Sun Communities Operating Limited Partnership

By :    Sun Communities, Inc., General Partner

By:/s/ Gary A. Shiffman
Name :Gary A. Shiffman
Title :Chief Executive Officer

SUI:

Sun Communities, Inc.

By:    /s/ Gary A. Shiffman
Name: Gary A. Shiffman
Title: Chief Executive Officer